EXHIBIT 20.1


  1.2 COMPANIES

   NEWMONT MINING CORPORATION

   Newmont Mining Corporation is a company incorporated in Delaware with its shares listed on the New York Stock Exchange (NYSE) under the symbol "NEM" and a supplemental listing application has been submitted to list the shares to be issued in connection with the transaction.

   We have filed an application to list our common stock on the Australian Stock Exchange (ASX) as Clearing House Electronic Subregister System depositary interests (CDIs). We anticipate that ten Newmont CDIs will represent one share of our common stock. Because of the contemplated reorganization described in section 1.1, our ASX listing application covered the possibility that either Newmont or New Newmont will be the listed company.

   We are a leading world gold producer, with operations in the United States, Canada, Mexico, Peru, Bolivia, Uzbekistan, Australia and Indonesia. We are engaged in the production of and exploration for gold and the acquisition and development of gold properties worldwide. We expect to produce 5.4 million ounces of gold in 2001 and have extensive gold reserves, totalling more than 66 million ounces at December 31, 2000. We are also a producer of copper concentrates, and a recognized research and development leader in exploration and metal extraction.

   Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 (United States). Our telephone number is (303) 863-7414.

   NORMANDY MINING LIMITED

   Normandy Mining Limited is a company incorporated in Australia with its ordinary shares listed on the ASX under the symbol "NDY" and its American depositary shares (ADSs) listed on The Toronto Stock Exchange (TSE) under the symbol "NDY". One Normandy ADS is equivalent to ten ordinary shares of Normandy.

   Normandy is Australia's largest gold producer, producing over 2 million ounces of gold annually. Normandy has extensive production and exploration interests, with operations in Australia, the United States, New Zealand, Greece, Turkey, Chile, Brazil, Canada, Ghana and Uganda. Normandy is also a producer of zinc concentrates (from its Golden Grove operations in Western Australia), cobalt (from Kasese Cobalt Company Limited in Uganda) and magnesium (from its interest in Australian Magnesium Corporation Limited).

   Normandy's principal executive offices are located at 100 Hutt Street, Adelaide, 5000, South Australia (Australia). Normandy's telephone number is +61-8-8303-1700.

   FRANCO-NEVADA MINING CORPORATION LIMITED

   Franco-Nevada Mining Corporation Limited is a company incorporated under the laws of Canada. Its common shares are listed on the TSE under the symbol "FN", its class A warrants are listed on the TSE under the symbol "FN.WT" and its class B warrants are listed on the Canadian Venture Exchange (CDNX) under the symbol "YFN.WT.B".

   Franco-Nevada is the leading precious minerals royalty company and, by market capitalization, ranks among the largest gold companies in the world. Franco-Nevada continues to deliver superior returns to investors through its high-quality, high-margin assets in gold, platinum group metals, diamonds and oil and gas located in politically secure countries. Franco-Nevada, which is debt-free, has a very strong track record of successful investments. Franco-Nevada's key assets include its Goldstrike gold royalty in Nevada, its Stillwater platinum group metal royalty in Montana and oil and gas royalties in western Canada. Franco-Nevada is also Normandy's largest shareholder, holding
446.1 million ordinary shares of Normandy, which represents a 19.79% interest in Normandy, calculated on a fully-diluted basis.

   Franco-Nevada's principal executive offices are located at Suite 1900, 20 Eglington Avenue West, Toronto, Ontario (Canada) M4R 1K8. Franco-Nevada's telephone number is (416) 480-6480.


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2  OVERVIEW AND SELECTED INFORMATION

   THE INFORMATION IN THIS SECTION SUMMARIZES INFORMATION AND STATEMENTS ELSEWHERE IN THIS OFFER DOCUMENT. IT SHOULD BE READ IN CONJUNCTION WITH THE WHOLE OFFER DOCUMENT.

  2.1  QUESTIONS AND ANSWERS ABOUT THIS OFFER

       Q: WHAT WILL HAPPEN IN THE OVERALL TRANSACTION?

       A: In the proposed transactions, we intend to acquire both Normandy
          Mining Limited and Franco-Nevada Mining Corporation Limited to create the world's largest gold producer. It is also possible that we will acquire less than all of the shares of Normandy, either together with or separately from an acquisition of Franco-Nevada. We refer to the combined company that will result from these transactions as "New Newmont." To acquire Normandy, we are making an off-market bid for all of the outstanding ordinary shares in the capital of Normandy in exchange for 3.85 shares of Newmont common stock plus A$50.00 for every 100 Normandy shares. To acquire Franco-Nevada, we have entered into an arrangement agreement with Franco-Nevada, pursuant to which we will acquire all of the shares of Franco-Nevada for 0.8 of a share of Newmont common stock (or exchangeable shares, exchangeable for our common stock) for each Franco-Nevada common share. OUR BID FOR NORMANDY IS NOT CONDITIONED ON COMPLETION OF THE FRANCO-NEVADA TRANSACTION. However, completion of the Franco-Nevada transaction is conditioned on, among other things, Newmont and its associates achieving a relevant interest in at least 50.1% of the ordinary shares in the capital of Normandy, calculated on a fully-diluted basis.

       Q: WHAT WOULD I RECEIVE IN EXCHANGE FOR MY ORDINARY SHARES OF NORMANDY?

       A: The consideration offered is 3.85 shares of our common stock and A$50.00 for every 100 ordinary shares of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          See section 5.1 on page 48 of this offer document for additional information.

       Q: WHAT WILL NEW NEWMONT LOOK LIKE FOLLOWING THE TRANSACTIONS?

       A: If the transactions are consummated in their entirety, New Newmont will become the world's leading gold company in terms of gold reserves, gold production and leverage to gold and will derive more than 70% of its production from politically and economically stable locations. The combination of Newmont, Normandy and Franco-Nevada will create one of the financially strongest companies in the gold industry. The transactions will strengthen our balance sheet and decrease our net-debt to net-book capitalization (after transaction costs) from 41% to an estimated 24%.

          Although we currently expect to consummate both transactions, there is a possibility that we will acquire Normandy while being unable to acquire Franco-Nevada. If we only acquire Normandy, New Newmont would still be the world's leading gold company in terms of reserves, gold production and leverage to gold and would still derive approximately 70% of its production from politically stable locations. However, our net-debt to net-book capitalization (after transaction costs) after the acquisition of Normandy only would be an estimated 40%.

       Q: WHY DOES NEWMONT WANT TO ACQUIRE CONTROL OF NORMANDY AND
          FRANCO-NEVADA?

       A: We believe that the acquisition of Normandy and Franco-Nevada will provide us with a number of benefits and allow us to pursue our strategy to deliver superior stockholder value, including:

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           .  SCALE AND BALANCED POLITICAL RISK PROFILE. New Newmont will be the leader in gold production and gold reserves. New Newmont will have interests in 22 mines on five continents, including preeminent land positions in world-class gold districts in Nevada, Australia and Peru and a unique and diversified portfolio of development and exploration projects. Approximately 70% of the production (41% in the United States, 25% in Australia and 5% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating. Approximately 60% of New Newmont's reserves (39% in the United States, 18% in Australia and 4% in Canada) will be in countries rated "AAA" by Standard & Poor's local currency credit rating. The size and diversification of these world-class assets and their balanced political risk profile will better position New Newmont to develop its attractive exploration properties around the world and will serve as an excellent platform for future growth.

           . EXPLORATION AND DEVELOPMENT. New Newmont will have several advanced gold projects in its portfolio of assets and will have the flexibility to optimize the development of these projects based on project economics, political risk and and free cash flow profiles.

           . POTENTIAL COST SAVINGS AND SYNERGIES. New Newmont expects to realize from the combination of Newmont, Normandy and Franco-Nevada approximately US$70 million to US$80 million in after-tax synergies in the first full year, increasing to approximately US$80 million to US$90 million a year by the end of the second full year. Newmont has a strong track record of delivering on synergy expectations based on previous acquisition experience. The synergies will arise from rationalization of corporate overhead and exploration and development budgets, rationalization of operating efficiencies, and reductions in procurement costs, interest savings and tax benefits.

           . FINANCIAL STRENGTH AND FLEXIBILITY. New Newmont's net-debt to net-book capitalization will be an estimated 24%, compared to approximately 41% for Newmont on a stand-alone basis. New Newmont will benefit from the free cash flow generated by Franco-Nevada's royalty stream and low cash cost operations that, together with an improved balance sheet, will provide the combined company with the ability to pursue growth while continuing to reduce overall debt. New Newmont will help manage financial risk by preserving and growing Franco-Nevada's royalty business, which will serve as a natural hedge in the event of a low gold price environment. New Newmont will also capitalize on the investment skill and expertise of Franco-Nevada's management through a merchant banking unit, which is expected to have the opportunity for growth by taking advantage of Newmont's processing technologies and the combined company's vast land package. The size and scope of New Newmont's holdings and the strength of management will afford a significant opportunity for strategic industry rationalization. If 100% of Normandy is acquired the combined company will review opportunities to further rationalize its asset base through the consolidation of separately held and managed assets and the sale or disposal of lower margin or non-core operations.

           . LEVERAGE TO GOLD PRICE. We have a strong belief in the long-term value of gold. We intend to continue Newmont's "no-hedging" philosophy, creating the gold industry's largest unhedged, uncommitted reserve base of approximately 85 million ounces. The largely unhedged reserve base will offer shareholders the opportunity to benefit from New Newmont's substantial leverage to gold, although this strategy also increases the exposure to a fall in the gold price. New Newmont's annual pre-tax cash flow is estimated to increase US$162 million for every US$25 per ounce increase in the price of gold (this is the largest exposure in the industry by approximately 80%). Over time, New Newmont plans to opportunistically unwind Normandy's hedge book (currently at 10.4 million ounces,

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              exclusive of TVX Normandy) to further its upside potential from increases in the price of gold.

           . SUPERIOR MANAGEMENT. The management of New Newmont will employ best practices and personnel, focusing on core mining operations, reducing costs and applying the latest innovations and technology to increase cash flows from operations and effectively develop new opportunities. The combined management of the three companies will bring an array of expertise and skills to New Newmont, such as Newmont's and Normandy's strength in global operations, mine development and exploration, Franco-Nevada's corporate development skills and expertise in the management of royalty assets and investments and Newmont's proven ability to integrate acquisitions successfully by delivering synergies on schedule.

           . GROWTH. New Newmont intends to use its experience in the discovery, evaluation, development and operation of large, sophisticated mining projects to continually optimize returns from existing core operations, pursue rational and effective development of Normandy's portfolio of development projects, enhance and grow its operations and project pipeline through strategic and opportunistic high-quality asset and equity acquisitions and maintain a geographically and politically diverse group of mining operations.

           . MARKET LIQUIDITY. New Newmont will have significant capital market scale, providing global trading liquidity to investors. With an expected equity value of approximately US$8 billion and listings on the NYSE, ASX and TSE, investors in New Newmont will benefit from enhanced volume expected to be the largest in the gold sector with approximately US$62 million in average daily trading volume (based on historic trading of Newmont, Normandy and Franco-Nevada) and increased stockholder diversity. New Newmont will also be a member of the S&P 500 index, one of the world's leading trading indices and will pursue inclusion in key ASX indices as well.

       Q: WOULD THE FAILURE TO ACQUIRE FRANCO-NEVADA PREVENT NEWMONT FROM
          ACHIEVING THESE BENEFITS?

       A: If we do not acquire Franco-Nevada, the expected benefits of the transaction and their magnitude will be reduced; however, there would still be significant benefits realized from a combination of Newmont and Normandy.

          See section 4.2 on page 38 of this offer document for additional information.

       Q: WHAT IS THE PREMIUM IMPLIED BY THIS OFFER?

       A: Based on the closing price of our common stock on the NYSE on January
          2, 2002, the last trading day in the United States prior to our announcement of our intention to make this offer for all of the outstanding ordinary shares of Normandy, and the relevant exchange rate on that date of A$1.00=US$0.5148 as quoted by Bloomberg, the consideration currently being offered by us, including the cash consideration, represents a 5% premium over the closing price of ordinary shares of Normandy on the ASX on that date. Based on the 30 trading day weighted average share prices prior to January 2, 2002 of Newmont and Normandy on the NYSE and ASX, respectively, and the exchange rate on January 2, 2002 of A$1.00=US$0.5148 as quoted by Bloomberg, this offer, including the cash consideration, represents a premium of 16%.

          Our current offer values each ordinary share of Normandy at A$1.93, based on the closing price of our common stock on the NYSE on January 2, 2002 and the relevant exchange rate on that date of A$1.00=US$0.5148 as quoted by Bloomberg.

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              information to Newmont that would generally be required to be included in this offer document under rules promulgated by the SEC. Normandy has declined to assist in gathering this information and has not provided Newmont access to Normandy's detailed accounting records, nor has Normandy assisted in preparing reconciliations to US GAAP. Normandy has also refused to permit or direct its auditors to provide information necessary for such US GAAP reconciliation, including an auditor's consent. Therefore, no such US GAAP reconciliation is provided nor is any pro forma financial information provided in this offer document. See "Risk factors--Risks related to the offer--We have not verified the reliability of the Normandy information included in, or which may have been omitted from, this offer document" on page 27.

          We have received Franco-Nevada's unanimous board recommendation for our acquisition of Franco-Nevada and full support for the Franco-Nevada/Newmont transaction.

       Q: WHAT WILL BE THE FORM OF THE CONSIDERATION TO BE PAID TO ME IF I
          ACCEPT THIS OFFER?

       A: If you have a registered address in the United States or have a registered address in Canada, you will receive your share consideration in the form of our common stock (traded on the NYSE).

          If you have a registered address outside the United States or outside Canada, you will receive your share consideration in the form of Newmont CDIs (traded on the ASX). We anticipate that ten Newmont CDIs will represent one share of our common stock.

          If you have a registered address outside Australia and its external territories, and Newmont has not determined that the making or accepting of the offer would be in compliance with the laws of that jurisdiction, you will not receive or be entitled to receive Newmont CDIs. Instead, you are offered and you will receive the cash proceeds of a sale, on Newmont's behalf, on the open market of Newmont CDIs to which you otherwise would have been entitled.

          Whatever form of share consideration you receive, it will be equivalent to 3.85 shares of our common stock for every 100 ordinary shares of Normandy (including shares represented by Normandy ADSs).

          In addition, whatever form of share consideration you receive, you will also receive in cash A$0.50 per ordinary share of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your cash consideration in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your cash consideration in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate, as published by the Federal Reserve Bank of New York, on the date your acceptance is received.

          UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON YOUR CASH CONSIDERATION, REGARDLESS OF ANY DELAY IN REMITTING SUCH CONSIDERATION TO YOU.

          See section 5.1 on page 48 of this offer document for more information.

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       Q: MAY I RECEIVE A COMBINATION OF NEWMONT SHARES AND NEWMONT CDIS?

       A: No. You may receive only one form of share consideration with respect to your ordinary shares of Normandy (including shares represented by Normandy ADSs) as to which the offer has been accepted.

       Q: CAN I ACCEPT THE OFFER IF I HOLD A NUMBER OF ORDINARY SHARES OF
          NORMANDY THAT IS NOT EXACTLY DIVISIBLE BY 100?

       A: Yes. If you hold ordinary shares of Normandy other than in multiples of 100 ordinary shares of Normandy (or the equivalent represented by Normandy ADSs), you can still accept the offer and you will be entitled to (1) a pro rata entitlement to our shares (in the form of shares of our common stock or Newmont CDIs) based on the ratio of
          3.85 of our shares for every 100 of your ordinary shares of Normandy (including shares represented by Normandy ADSs) and (2) cash of A$0.50 per ordinary share of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

          In either case, you will be subject to the provisions of this offer document with respect to the treatment of fractional shares of our common stock and fractional Newmont CDIs, regardless of the form of consideration you receive.

          See section 5.1 on page 48 of this offer document for more information.

       Q: HOW WILL FRACTIONAL NEWMONT SHARES AND NEWMONT CDIS BE TREATED?

       A: If under the offer you become entitled to a fraction of a share of our common stock or a fraction of a Newmont CDI, your entitlement to that fraction will be aggregated with the fractional shares of our common stock or fractional Newmont CDIs, as the case may be, of other persons (so as to obtain whole shares of our common stock or whole Newmont CDIs, as the case may be) and sold on the open market, and you will receive your proportionate share of the net sale proceeds of your fractional shares of our common stock or fractional Newmont CDIs, as the case may be.

          See section 5.1 on page 48 of this offer document for more information.

       Q: HAS THE NORMANDY BOARD OF DIRECTORS MADE ANY RECOMMENDATION REGARDING
          THE OFFER TO NORMANDY SHAREHOLDERS AND HOLDERS OF NORMANDY ADSS?

       A: Yes. Subject to its fiduciary duties, the Normandy board of directors has agreed to recommend our offer to Normandy shareholders and holders of Normandy ADSs. However, despite providing its recommendation of Newmont's offer, the Normandy board of directors, despite repeated requests from Newmont, has declined to supply certain information to Newmont (including its auditor's consent) that would generally be required to be included in this offer document under rules promulgated by the SEC. See "Risk factors--Risks related to the offer--We have not verified the reliability of the Normandy information included in, or which may have been omitted from, this offer document" on page 27.

       Q: HAS THE FRANCO-NEVADA BOARD OF DIRECTORS MADE ANY RECOMMENDATION
          REGARDING NEWMONT'S PROPOSED ACQUISITION OF ALL OF THE OUTSTANDING FRANCO-NEVADA COMMON SHARES?

       A: Yes. Other than Mr. Seymour Schulich, Mr. Pierre Lassonde and Mr. M.
          Craig Haase, who are members of the management of Franco-Nevada and recused themselves from voting, each member of the Franco-Nevada board of directors has voted to approve Newmont's proposed acquisition of all of the outstanding Franco-Nevada common shares pursuant to the arrangement

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          agreement between the two parties, and recommends that Franco-Nevada shareholders vote to approve the arrangement. Messrs. Schulich and Lassonde recused themselves from voting due to their interests in the transaction, but have independently agreed with Newmont to escrow a significant portion of their Franco-Nevada common shares that will be exchanged for shares of our common stock as a demonstration of their commitment to the success of New Newmont.

       Q: HOW MANY ORDINARY SHARES OF NORMANDY OR NORMANDY ADSS DOES NEWMONT
          CURRENTLY OWN?

       A: We do not directly own any ordinary shares of Normandy or Normandy
          ADSs. However, Franco-Nevada and one of its subsidiaries, which together own 446.1 million ordinary shares of Normandy, representing 19.79% of the ordinary shares of Normandy (calculated on a fully diluted basis), have granted to us the right, exercisable at our discretion (but subject to obtaining Foreign Investment and Review Board (FIRB) approval in respect of 4.99% of the ordinary shares in Normandy), to acquire their block of ordinary shares of Normandy for the price of 3.85 of our shares for every 100 Normandy shares.

          See section 14.2 on page 148 of this offer document for more information.

       Q: HOW LONG DO I HAVE TO ACCEPT THIS OFFER?

       A: Unless the offer is extended, you will have until 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002, to accept the offer.

          See section 5.2 on page 49 of this offer document for more information.

       Q: CAN NEWMONT EXTEND THE OFFER PERIOD?

       A: Yes. We reserve the right, exercisable at our sole discretion, to extend the offer period. In addition, if we vary (that is, amend) the offer to increase the consideration offered, we will extend the offer period to the extent required by the Corporations Act and U.S. federal securities laws. In the event that the offer period is extended, we will be obliged under the Corporations Act to give Normandy and every Normandy shareholder (including every Normandy ADS holder) written notice of such extension, so long as the extension is not an extension of the offer period subsequent to the offer period being declared unconditional in all respects, in which case such notice will only be given to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

          See section 5.2 on page 49 of this offer document for more information.

       Q: I HOLD ORDINARY SHARES OF NORMANDY IN MY NAME ON NORMANDY'S ISSUER
          SPONSORED SUBREGISTER. HOW DO I PARTICIPATE IN THIS OFFER?

       A: To accept the offer for ordinary shares of Normandy held in your name on Normandy's issuer-sponsored subregister, you should:

           . complete and sign the accompanying Acceptance Form in accordance with the terms of the offer and the instructions on the Acceptance Form, and

           . ensure that the Acceptance Form and any documents required by the terms of the offer are received in accordance with section 5.4(b) of this offer document before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended) at an address or facsimile number specified in section 5.4(b) on page 50 of this offer document.

          See section 5.4 on page 50 of this offer document for more information.

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5 TERMS OF THE OFFER

  5.1 OUR OFFER

      (a) We offer, upon the terms and subject to the conditions of the offer, to acquire all of your ordinary shares of Normandy (including shares represented by Normandy ADSs).

      The consideration offered is 3.85 shares of our common stock for every 100 ordinary shares of Normandy (including shares represented by Normandy
   ADSs). In addition, we will pay in cash an additional A$0.50 for each of your ordinary shares of Normandy (including shares represented by Normandy
   ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

      (b) If you have a registered address in the Normandy shareholder register in the United States or Canada, you will receive your share consideration in the form of our common stock (to be traded primarily on the NYSE). If you have a registered address in the Normandy shareholder register outside the United States and Canada, you will be offered your share consideration in the form of Newmont CDIs (to be traded on the ASX). We anticipate that ten Newmont CDIs will represent one share of Newmont common stock.

      If you have a registered address in the Normandy shareholder register outside Australia and its external territories, and Newmont has not determined that the making or accepting of the offer would be in compliance with the laws of that jurisdiction, you will not receive or be entitled to receive Newmont CDIs. Instead, you are offered and you will receive the cash proceeds of a sale, on Newmont's behalf, on the open market of Newmont CDIs to which you otherwise would have been entitled.

      Whatever form of share consideration you receive, it will be equivalent to 3.85 shares of our common stock for every 100 of your ordinary shares of Normandy (including shares represented by Normandy ADSs).

      In addition, whatever form of share consideration you receive, you will also receive in cash A$0.50 for each of your ordinary shares of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia.

      If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your cash consideration in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your cash consideration in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate, as published by the Federal Reserve Bank of New York, on the date payment is made to you.

      Payment of the cash consideration will be made by check posted to you at your risk by ordinary mail at the address provided on your Acceptance Form or ADS Letter of Transmittal.

      You may receive only one form of share consideration with respect to your ordinary shares of Normandy (including shares represented by Normandy ADSs) as to which the offer has been accepted.

      Under no circumstances will interest be paid on your cash consideration, regardless of any delay in remitting such consideration to you.

      Further details about this can be found in section 5.11, "--Payment of consideration" on page 61.

      (c) If you hold ordinary shares of Normandy other than in multiples of 100 ordinary shares of Normandy (or the equivalent represented by Normandy
   ADSs), you can still accept the offer and you will be

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   entitled to (1) a pro rata entitlement to Newmont shares (in the form of shares of our common stock or Newmont CDIs) based on the ratio of 3.85 shares of our common stock for every 100 of your ordinary shares of Normandy (or the equivalent represented by Normandy ADSs) and (2) cash of A$0.50 for each of your ordinary shares of Normandy (including shares represented by Normandy ADSs), or the U.S. dollar equivalent thereof for holders outside Australia. In either case, you will be subject to section 5.1(d) below with respect to the treatment of fractional shares of our common stock or fractional Newmont CDIs.

      (d) We will not issue fractional shares of our common stock or fractional Newmont CDIs to you, regardless of the form of consideration you receive. If under the offer you become entitled to a fraction of a share of our common stock or a fraction of a Newmont CDI, (after aggregating all of your holdings of ordinary shares of Normandy, or ordinary shares of Normandy represented by Normandy ADSs) your entitlement to that fraction will be aggregated with the fractional shares of our common stock or fractional Newmont CDIs, as the case may be, of other persons (so as to obtain whole shares of our common stock or whole Newmont CDIs, as the case may be) and sold on the open market in accordance with section 5.11, and you will receive your proportionate share of the net sale proceeds of your fractional shares of our common stock or fractional Newmont CDIs, as the case may be.

      Further details about this sale and cash payment can be found in section 5.11, "--Payment of consideration" on page 61.

      (e) The offer extends to all ordinary shares of Normandy which may be issued before the end of the offer period pursuant to the exercise of options to subscribe for ordinary shares of Normandy issued by Normandy under its employee share bonus plan and executive share incentive plan.

      (f) The offer document is dated January 10, 2002.

  5.2 OFFER PERIOD

      (a) Unless the offer period is extended or the offer is withdrawn, in either case in accordance with the requirements of the Corporations Act, the offer will remain open for acceptance by you during the period commencing on the date of the offer and ending at 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002.

      (b) Subject to the Corporations Act, we may extend the offer period.

      (c) In addition, if, within the last seven days of the offer period:

       . the offer is varied (i.e., amended) to increase the consideration offered; or

       .  our voting power in Normandy increases to more than 50%,

   then, in accordance with the Corporations Act, the offer period will be mandatorily extended so that it ends 14 days after this event.

      In addition, to the extent the offer period is not extended pursuant to the previous paragraph, in accordance with U.S. federal securities laws, we will extend the offer period if we vary the offer to increase or decrease the consideration offered within ten business days of the then scheduled expiration of the offer period, so that the offer period ends ten business days after the publication of this event. However, in accordance with the Corporations Act, we will not decrease the consideration offered.

      In the event that the offer period is extended, we will be obliged under the Corporations Act to give Normandy and every Normandy shareholder (including every Normandy ADS holder) written notice of such extension, so long as the extension is not an extension of the offer period subsequent to the offer being declared unconditional in all respects, in which case such notice will only be given to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

  5.3 OFFEREES

      (a) The offer is being made:

          (1) to all the Normandy shareholders (including Normandy ADS holders) who have a registered address, as shown in Normandy's register of members, either in the United States or Canada and are registered as such at 7:00 a.m., Sydney time, on December 20, 2001 (which corresponds to 3:00 p.m., New York City time, on the previous day); and

          (2) to any person who becomes registered or entitled to be registered as the holder of any ordinary shares of Normandy by virtue of an allotment of ordinary shares of Normandy under Normandy's employee share bonus plan or executive share incentive plan during the offer period.

      (b) If you are a holder of options to subscribe for ordinary shares of Normandy issued by Normandy under its employee share bonus plan or executive share incentive plan, you may accept the offer for the ordinary shares of Normandy underlying such options if you exercise your options prior to the expiration of the offer in accordance with their terms. You may then accept the offer in relation to ordinary shares of Normandy issued upon exercise of your Normandy options during the offer period before the holding statement for those ordinary shares of Normandy is received by you, provided that:

          (1) you have validly exercised your Normandy options;

          (2) you have completed the payments required upon the exercise of your Normandy options; and

          (3) in all other respects you comply with section 5.4 of this offer document and the instructions on the Acceptance Form;

   and, if this section applies to you, you must deliver the relevant holding statements to us at one of the addresses set forth in section 5.4 of this offer document as soon as possible after they are received by you and, in any event, prior to the expiration of the offer.

  5.4 HOW TO ACCEPT THE OFFER IF YOU HOLD ORDINARY SHARES OF NORMANDY

      (a) You may accept the offer at any time during the offer period.

       (b) ORDINARY SHARES OF NORMANDY HELD IN YOUR NAME ON NORMANDY'S ISSUER-SPONSORED SUBREGISTER

      To accept the offer for ordinary shares of Normandy held in your name on Normandy's issuer-sponsored subregister, you must:

          (1) complete and sign the accompanying Acceptance Form (which forms part of this offer document) in accordance with the terms of the offer and the instructions on the Acceptance Form; and

          (2) ensure that the Acceptance Form and any documents required by the terms of the offer and the instructions on the Acceptance Form are received before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended), at the following address or facsimile number:

          Newmont Mining Corporation
          c/o Computershare Trust Company of New York
          Wall Street Station
          P.O. Box 1010
          New York, NY 10268-1010

          Facsimile number: 212-701-7636
          To confirm receipt of facsimile: 212-701-7624

          or, if by hand delivery, delivered to the following address:

          Newmont Mining Corporation
          c/o Computershare Trust Company of New York
          Wall Street Plaza
          88 Pine Street, 19th Floor
          New York, NY 10005

      If your Acceptance Form (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is returned by facsimile, it will be deemed to be received in time if the facsimile transmission is received (evidenced by a confirmation of successful transmission) before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended), but you will not be entitled to receive the consideration under this offer to which you are entitled until your original Acceptance Form (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is received at an address specified above.

      (c) ORDINARY SHARES OF NORMANDY HELD IN A CHESS HOLDING

      To accept the offer for ordinary shares of Normandy held in a CHESS Holding (as defined in the Securities Clearing House Business Rules), you must:

          (1) instruct your broker or controlling participant (for non-institutional Normandy shareholders, this is normally the stockbroker either through whom you bought your ordinary shares of Normandy or through whom you ordinarily acquire ordinary shares of Normandy on the ASX) to initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended); or

          (2) if you are a CHESS participant who is not a broker (such as an institution, custodian, trustee and the like), initiate acceptance of the offer in accordance with Rule 16.3 of the Securities Clearing House Business Rules before 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended).

      Although you are not required to, you may also sign and complete the accompanying Acceptance Form in accordance with the terms of the offer and the instructions on the Acceptance Form relating to shares in a CHESS Holding and ensure that it (including any documents required by the terms of the offer and the instructions on the Acceptance Form) is received by 7:00 p.m., Sydney time, 3:00 a.m., New York City time, on February 15, 2002 (or any later date to which the period of the offer is extended), at an address or facsimile number specified in section 5.4(b) of this offer document.

      (d) To accept the offer in respect of ordinary shares of Normandy in respect of which, at the time of acceptance, you are entitled to be registered but are not registered you must complete and sign the Acceptance Form enclosed with the offer in accordance with the instructions on it and return it together with all other documents required by those instructions to one of the addresses referred to in section 5.4(b) so that it is received not later than the end of the offer period.

      (e) An acceptance of the offer under section 5.4(b) and section 5.4(d) shall not be complete until the Acceptance Form, completed and signed in accordance with the instructions on it and all other documents required by those instructions have been received (including receipt by facsimile transmission in accordance with section 5.4(b)) at one of the addresses set out in section 5.4(b). Notwithstanding the foregoing

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

   provisions of this paragraph, we may, in our absolute discretion, waive at any time prior to the end of the offer period all or any of the requirements specified in the Acceptance Form but payment of the consideration in accordance with the offer will not be made until any irregularity has been resolved and such other documents as may be necessary to procure registration of the shares have been lodged with us.

      (f) If you hold Normandy options on the date of the offer and if you are entitled to and wish to exercise Normandy options during the offer period and accept the offer, you may also return the completed Acceptance Form together with your option certificates, a signed notice of exercise of your Normandy options and a bank check in the sum of the exercise price for your Normandy options made payable to "Normandy Mining Limited."

      (g) Your acceptance of the offer must be in respect of all the ordinary shares of Normandy registered in your name.

  5.5  HOW TO ACCEPT THE OFFER IF YOU HOLD NORMANDY ADSS

      (a) You may accept the offer at any time during the offer period, but only in respect of all of your Normandy ADSs.

      (b) HOLDERS OF NORMANDY ADRS EVIDENCING NORMANDY ADSS

      If you hold Normandy ADRs evidencing Normandy ADSs and wish to accept the offer, you may accept the offer by delivering, prior to the expiration of the offer, the following materials together, and at the same time, to the ADS exchange agent at one of its addresses set forth below:

   . your Normandy ADRs;

      . a properly completed and duly executed ADS Letter of Transmittal; and

    . any other documents required by the ADS Letter of Transmittal.

      The addresses for the ADS exchange agent are:

                 BY MAIL:                 BY COURIER:                          BY HAND:
                 --------                 -----------                          --------
     Computershare Trust          Computershare Trust              Computershare Trust
  Company of New York               Company of New York          Company of New York
     Wall Street Station          Wall Street Plaza                Wall Street Plaza
     P.O. Box 1010                88 Pine Street, 19th Floor       88 Pine Street, 19th Floor
          New York, NY 10268-1010           New York, NY 10005     New York, NY 10005

      (c) HOLDERS OF NORMANDY ADSS IN BOOK-ENTRY FORM

      If you hold Normandy ADSs in book-entry form with a bank, broker or other nominee and wish to accept the offer, you may accept the offer by following the procedure for book-entry transfer described below. To accept the offer, you must deliver, prior to the expiration of the offer, the following materials to the ADS exchange agent at any of the addresses set forth in section 5.5(b):

     . a timely confirmation of a book-entry transfer of your Normandy ADSs into the ADS exchange agent's account at DTC;

     . an agent's message (instead of an ADS Letter of Transmittal); and

    . any other documents required by the ADS Letter of Transmittal.

      In this discussion, the term "agent's message" means a message that is transmitted by DTC to and received by the ADS exchange agent and that forms a part of a book-entry confirmation. This message must state that:

      . DTC has received an express acknowledgment from a participant in DTC's system that the participant is accepting the offer with respect to Normandy ADSs that are the subject of a confirmation of a book-entry transfer;

    . the participant has received and agrees to be bound by the ADS Letter of Transmittal; and

 . either we or the ADS exchange agent may enforce the agreement against the participant.

      In this discussion, the term "book-entry confirmation" means the confirmation of a book-entry transfer of Normandy ADSs into the ADS exchange agent's account at DTC.

      Any financial institution that is a participant in the book-entry transfer facility of DTC may make book-entry delivery of Normandy ADSs by causing DTC to transfer the ADSs into the ADS exchange agent's account at DTC. This must be done in accordance with DTC's procedures for the transfer. If you hold your Normandy ADSs in book-entry form other than through a broker or other DTC participant, you must first have your Normandy ADSs transferred to an account at DTC, after which time you may follow the procedure for book-entry transfer described above.

      DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE ADS EXCHANGE AGENT.

      (d) BENEFICIAL OWNERS OF NORMANDY ADSS REGISTERED IN THE NAME OF FINANCIAL INSTITUTIONS

      If you are a beneficial owner of Normandy ADSs that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to accept the offer, you must contact this institution promptly and instruct it to accept the offer on your behalf before the expiration of the offer.

      If you are a beneficial owner of Normandy ADSs and you wish to accept the offer directly and not through an institution, you must either make appropriate arrangements to register ownership of your Normandy ADSs in your name or obtain a properly completed stock power from the registered holder. This transfer of registered ownership may take considerable time, which you should keep in mind in deciding when to accept the offer.

      (e) Guaranteed delivery procedures cannot be used to accept the offer.

      (f) Your signature on the ADS Letter of Transmittal with respect to Normandy ADSs must be guaranteed by an eligible institution, as defined below, unless:

    . you are the registered holder of the Normandy ADSs; or

   . you are accepting the offer with respect to Normandy ADSs for the account of an eligible institution.

      The term "eligible institution" means a financial institution that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program. Eligible institutions include commercial banks, savings and loan associations and brokerage houses.

      (g) Under the U.S. federal income tax laws, the ADS exchange agent may be required to withhold 30% of any payments made to certain Normandy ADS holders. In general, to prevent backup U.S. federal income tax withholding with respect to any such payments made pursuant to the offer, if you hold Normandy ADSs, you must provide the ADS exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of U.S. federal income tax by completing the substitute form W-9 included in the ADS Letter of Transmittal. Some Normandy ADS holders (including, among others, all corporations and some non-U.S. individuals) are not subject to these backup withholding and reporting requirements.

  5.6 VALIDITY OF ACCEPTANCES

      (a) Your acceptance will not be valid unless it is made in accordance with the procedures set forth in section 5.4 or section 5.5 of this offer document and the instructions on the Acceptance Form or the ADS Letter of Transmittal, as appropriate.

      (b) You must choose the method of delivery you will use to deliver your Acceptance Form and/or your Normandy ADRs evidencing Normandy ADSs and your ADS Letter of Transmittal and all other required documents as set forth in sections 5.4 and 5.5. That delivery is at your risk. For Normandy shareholders, we recommend that you use the postage pre-paid envelope included with this offer document. For Normandy ADS holders, we recommend that you use overnight or hand delivery service, properly insured, instead of mail, and if delivery is by mail, we recommend that you use registered mail, with return receipt requested, properly insured. IN ALL CASES ADS HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE ADS EXCHANGE AGENT. Persons holding Normandy securities through brokers, dealers, commercial banks, trust companies or nominees may request these persons to effect the above deliveries on their behalf.

      (c) We will determine, in our sole discretion, all questions as to the form of documents, including the validity, eligibility, including time of receipt, and acceptance of your ordinary shares of Normandy and Normandy ADSs. Our determination will be final and binding on all parties.

      (d) We may, in our sole discretion, at any time deem any Acceptance Form or ADS Letter of Transmittal we receive to be a valid acceptance in respect of your ordinary shares of Normandy or Normandy ADSs, as appropriate, even if a requirement for acceptance has not been complied with.

      (e) If any ordinary shares of Normandy or Normandy ADSs delivered by you are not exchanged for any reason pursuant to the terms and conditions of the offer, they will be returned with no cost to you at your risk promptly following the expiration or termination of the offer. In such case, we will dispatch at your risk your Acceptance Form or ADS Letter of Transmittal, as appropriate, together with all other documents forwarded by you to your address as shown on the Acceptance Form or ADS Letter of Transmittal, as appropriate, or such other address as you may notify us in writing by prepaid post.

  5.7  ENTITLEMENT TO OFFER

      (a) If at the time the offer is made to you, or at any time during the offer period and before you accept the offer, another person is, or is entitled to be, registered as the holder of, or is able to give good title to, some or all of your ordinary shares of Normandy (such shares in this paragraph being called "Transferred Shares") then, in accordance with section 653B(1)(a) of the Corporations Act:

          (1) a corresponding offer shall be deemed to have been made at that time to that other person relating to the Transferred Shares;

          (2) a corresponding offer shall be deemed to have been made at that time to you relating to your ordinary shares of Normandy other than the Transferred Shares; and

          (3) the offer shall be deemed immediately after that time to have been withdrawn.

      (b) If at any time during the offer period and before the offer is accepted you hold ordinary shares of Normandy on trust for, as nominee for or on account of another person or persons, then a separate offer shall be deemed, in accordance with Section 653B of the Corporations Act, to have been made to you in relation to each parcel of ordinary shares of Normandy within your holding of ordinary shares of Normandy. An acceptance by you of the offer in respect of any such distinct portion of your ordinary shares of Normandy will be ineffective unless you have given us notice stating that your ordinary shares of Normandy consist of separate parcels and your acceptance specifies the number of ordinary shares of Normandy in the distinct portions to which the acceptance relates. If your ordinary shares of Normandy are in a CHESS Holding, such notice may be transmitted in an electronic form approved by the Securities Clearing House Business Rules. Otherwise, such notice must be given to us in writing.

  5.8 THE EFFECT OF ACCEPTANCE

      (a) Once you have accepted the offer, you will be unable to revoke your acceptance, the contract resulting from your acceptance will be binding on you and you will be unable to withdraw the ordinary shares of Normandy or Normandy ADSs with respect to which your acceptance was made, except as follows:

          (1) if the offer remains conditional at the expiration of the time that it may be freed of the conditions under section 5.10(b), the offer will automatically terminate and your ordinary shares of Normandy or Normandy ADSs will be returned to you; or

          (2) if the offer period is extended for more than one month and, at the time, the offer is subject to a defeating condition (which means that a condition to the offer has not been satisfied or waived at that time), you will be able to withdraw your acceptance and your ordinary shares of Normandy or Normandy ADSs, as appropriate. A notice will be sent to you at the time explaining your rights in this regard.

      (b) By completing, signing and returning the Acceptance Form, the ADS Letter of Transmittal or otherwise accepting the offer pursuant to section
   5.4 or 5.5, you will be deemed to have:

          (1) accepted the offer, subject to section 5.7, (and any variation of it) in respect of all of your ordinary shares of Normandy;

          (2) subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled, agreed to transfer to us all the ordinary shares of Normandy registered in your name, regardless of the number of ordinary shares of Normandy specified in the Acceptance Form;

          (3) represented and warranted to us, as a fundamental condition going to the root of the contract resulting from your acceptance of the offer, that all your ordinary shares of Normandy or Normandy ADSs are and will upon registration in our name be fully paid up and free from all mortgages, charges, liens and other adverse interests and encumbrances of any kind and restrictions on transfer of any kind, and that you have full power and capacity to accept the offer and to sell and transfer the legal and beneficial ownership in those ordinary shares of Normandy or Normandy ADSs, as appropriate, to us, and that you have paid to Normandy all amounts which at the time of acceptance have fallen due for payment to Normandy in respect of those ordinary shares of Normandy or Normandy ADSs;

          (4) if you accepted the offer pursuant to section 5.4(b), irrevocably authorized us (by any of our authorized officers), if necessary, to complete on the Acceptance Form correct details of your ordinary shares of Normandy, fill in any blanks remaining on the form and rectify any errors or omissions from the form as may be necessary to make the form an effective acceptance of the offer;

          (5) appointed us and our authorized officers from time to time jointly and each of them severally as your true and lawful attorney, with effect from the date that any contract resulting from the acceptance of the offer is declared free from all its conditions or those conditions are satisfied, with power to exercise all powers and rights which you could lawfully exercise as the registered holder of such shares including, without limitation, requesting Normandy to register your ordinary shares of Normandy in our name, attending and voting at any meeting of Normandy, demanding a poll for any vote taken at or proposing or seconding any resolutions to be considered at any meeting of Normandy, requisitioning any meeting of Normandy, signing any forms, notices or instruments relating to your ordinary shares of Normandy and doing all things incidental and ancillary to any of the foregoing and it is acknowledged and agreed that in exercising such powers the attorney may act in our interests as the intended registered holder of those shares;

          (6) subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled, irrevocably authorized and directed Normandy to pay to us or to account to us for all rights in respect of ordinary shares of Normandy (including shares represented by Normandy ADSs) including without limitation all rights to receive dividends, to subscribe for shares, notes, options or other securities and all other distributions or entitlements declared, paid, made or issued by Normandy in respect of ordinary shares of Normandy (including shares represented by ADSs after November 14, 2001 ("Rights"), subject however to any such Rights received by us being accounted to you in the event the offer is withdrawn or the contract resulting from your acceptance of the offer being avoided;

          (7) except where Rights have been paid or accounted for under section 5.8(b)(6), irrevocably authorized us to deduct from the consideration payable in respect of your ordinary shares of Normandy, the cash amount of any Rights paid to you or, where the Rights take a non-cash form, an amount equal to the value of the Rights as reasonably assessed by the Chairman of ASX or his or her nominee;

          (8) if at the time of acceptance of the offer, your ordinary shares of Normandy are in CHESS holding, have, with effect from the date that either the offer or any contract resulting from the acceptance of the offer is declared free from all its conditions or those conditions are satisfied, authorized us to cause a message to be transmitted to Securities Clearing House in accordance with Securities Clearing House Business Rule 16.6.1 so as to transfer your ordinary shares of Normandy to our Takeover Transferee Holding. We shall be so authorized even though, at the time of such transfer, we have not paid the consideration due to you under the offer;

          (9) irrevocably authorized us to apply for the issue to your account of that number of shares of our common stock in the form of our shares of common stock or Newmont CDIs corresponding to your entitlement under the offer at the date of application;

          (10) agreed to accept Newmont shares (in the form of our common stock or Newmont CDIs) to which you become entitled by acceptance of the offer, subject to the terms of the offer, our charter and by-laws and the provisions relating to the holding of shares of our common stock in the form of Newmont CDIs, and authorized appropriate entries to be placed in the relevant register of holders (including CDN being entered in the depository register and our share register in relation to those shares of our common stock);

          (11) agreed to indemnify us in respect of any claim or action against us or any loss, damage or liability whatsoever incurred by us as a result of you not producing your holder identification number or in consequence of the transfer of your ordinary shares of Normandy being registered by Normandy without production of your holder identification number for your ordinary shares of Normandy;

          (12) represented and warranted to us that unless you have notified us in accordance with section 5.7(b), your ordinary shares of Normandy do not consist of several parcels of ordinary shares of Normandy; and

          (13) agreed to execute all such documents, transfers and assurances that may be necessary or desirable to convey your ordinary shares of Normandy and any Rights to us, subject to the offer being declared free of the conditions in section 5.10(a) and 5.10(c) or such conditions being fulfilled.

       The representations and warranties referred to in this section 5.8(b) shall survive completion of the contract resulting from acceptance of the offer.

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

      (c) If your ordinary shares of Normandy are in a CHESS Holding and you complete, sign and return the Acceptance Form in accordance with section 5.4(c) (which you are not bound, but are requested, to do) you will be deemed to have irrevocably authorized us and any of our authorized officers:

          (A) to instruct your controlling participant to initiate acceptance of the offer in respect of those ordinary shares of Normandy which are in a CHESS Holding in accordance with the Securities Clearing House Business Rules (if you have not already done so); and

          (B) to give any other instructions in relation to such ordinary shares of Normandy to your controlling participant on your behalf under the sponsorship agreement between you and the controlling participant;

      (d) The undertakings and authorities referred to in section 5.8(b) will remain in force after you receive the consideration for your ordinary shares of Normandy (including shares represented by Normandy ADSs) acquired by us and after we become registered as the holder of them.

  5.9 DIVIDENDS AND OTHER ENTITLEMENTS

      (a) We will be entitled to all Rights which arise or accrue after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs) which we acquire pursuant to the offer.

      (b) If any Rights are declared, paid or made or arise or accrue in cash after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs), we will (provided the same has not been paid to us) be entitled to reduce the consideration specified in section 5.1 and payable by us to accepting holders of ordinary shares of Normandy by an amount equal to the cash amount of such Rights.

      (c) If any non-cash Rights are issued or made or arise or accrue after November 14, 2001 in respect of the ordinary shares of Normandy (including shares represented by Normandy ADSs), then we will (provided the same has not been transferred to us) be entitled to reduce the consideration specified in section 5.1 and payable by us to accepting holders of ordinary shares of Normandy by an amount equal to the value (as reasonably assessed by the Chairman of ASX or his or her nominee) of such non-cash Rights.

  5.10 CONDITIONS OF THIS OFFER

      (a) Subject to section 5.10(b), this offer and any contract resulting from your acceptance of the offer, and each other offer and each contract resulting from the acceptance thereof, are subject to the satisfaction or waiver by us of the following conditions:

      (1) AUSTRALIAN FOREIGN INVESTMENT REVIEW BOARD

          The Treasurer of the Commonwealth of Australia advises us in writing, before the expiration date of the offer that there is no objection under the Australian Federal Government's foreign investment policy or under the Foreign Acquisitions and Takeovers Act 1975 (Cth) of Australia to the acquisition of ordinary shares of Normandy (including shares represented by Normandy ADSs) by us, such an acquisition otherwise not being in breach of that legislation or the Treasurer ceases to be entitled to make an order under Part II of that legislation regarding the acquisition of such ordinary shares by us;

      (2) MINIMUM ACCEPTANCE CONDITION

          Before the end of the offer period, we and our associates have relevant interests in at least 50.1% of the ordinary shares of Normandy (including shares represented by Normandy ADSs), calculated on a fully diluted basis;

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      (3) NEWMONT STOCKHOLDER APPROVAL

          Before the end of the offer period, our stockholders shall have taken all actions necessary to approve the issuance of the shares of Newmont common stock under the offer;

      (4) NO PRESCRIBED OCCURRENCES

          None of the following prescribed occurrences happen after November 14, 2001 and before the expiration of the offer:

             (A) Normandy converting all or any of its shares into a larger or smaller number of shares under section 254H of the Corporations Act;

             (B) Normandy or a subsidiary of Normandy resolving to reduce its share capital in any way;

             (C) Normandy or a subsidiary of Normandy entering into a buyback agreement or resolving to approve the terms of a buyback agreement under sections 257C(1) or 257D(1) of the Corporations Act;

             (D) Normandy or a subsidiary of Normandy making an issue of its shares (other than ordinary shares of Normandy issued as a result of the exercise of options issued under Normandy's employee share bonus plan or executive share incentive plan or the issue of shares by Normandy NFM Limited, a subsidiary of Normandy, as consideration for the takeover bid for Otter Gold Mines Limited) or granting an option over its shares or agreeing to make such an issue or grant such an option;

             (E) Normandy or a subsidiary of Normandy issuing, or agreeing to issue, convertible notes;

             (F) Normandy or a subsidiary of Normandy disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

             (G) Normandy or a subsidiary of Normandy charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

             (H) Normandy or a subsidiary of Normandy resolving that it be wound up;

             (I) the appointment of a liquidator or provisional liquidator of Normandy or of a subsidiary of Normandy;

             (J) the making of an order by a court for the winding up of Normandy or of a subsidiary of Normandy;

             (K) an administrator of Normandy or of a subsidiary of Normandy being appointed under section 436A, 436B or 436C of the Corporations Act;

             (L) Normandy or a subsidiary of Normandy executing a deed of company arrangement; or

             (M) the appointment of a receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official in relation to the whole, or a substantial part, of the property of Normandy or of a subsidiary of Normandy;

          (5) NO MATERIAL ADVERSE CHANGE

          Before the end of the offer period, no material adverse change occurs or is announced in the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (6) MISLEADING ANNOUNCEMENT

          Before the end of the offer period, Normandy does not disclose any untrue statement of, or omission to state, a fact that was required to be stated, or necessary so as to make a statement not misleading, in any document filed by or on behalf of Normandy with ASX or ASIC since January 1, 2001, where the untrue statement or omission of fact results in a material adverse effect in relation to the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (7) NO PUBLIC AUTHORITY INTERFERENCE

          During the period from November 14, 2001 to the expiration of the offer:

             (A) there is not in effect any preliminary or final decision, order or decree issued by any government or governmental, semi-governmental, statutory or judicial entity or authority, whether in Australia or elsewhere, including without limitation any self-regulatory organization established under statute or any stock exchange (a ''Public Authority''), or

             (B) no application is made to any Public Authority (other than by us), or commenced by a Public Authority against either Newmont, Normandy or Delta Acquisition LLC, in consequence or in connection with the offer, which restrains or prohibits or otherwise materially adversely impacts upon, the making of the offer or the completion of any transaction contemplated by the offer or the deeds of undertaking entered into by us and Normandy or the rights of us or our associates in respect of Normandy and the ordinary shares of Normandy to be acquired under the offer or otherwise;

          (8) DEEDS OF UNDERTAKING

          Before the end of the offer period, no breach of any covenant, warranty or representation made by Normandy or in the deeds of undertaking entered into by us and Normandy occurs or is announced which has a material adverse effect on the business, financial or trading position or condition, assets or liabilities, profitability or prospects of Normandy and its subsidiaries taken as a whole;

          (9) OTHER GOVERNMENTAL OR REGULATORY APPROVALS

          All necessary governmental or regulatory filings (including under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other competition and foreign investment approval filings or notifications) having been made, all applicable waiting periods with respect to any governmental or regulatory filings having expired or having been terminated, no action having been taken to restrain the offer by any governmental authority, and all necessary governmental or regulatory approvals having been obtained to ensure that:

             (A) we can vote and acquire all ordinary shares of Normandy (including shares represented by Normandy ADSs) under the offer; and

             (B) our shares of common stock and Newmont CDIs can be issued under the offer and traded without restriction, including, without limitation, under the U.S. Securities Act of 1933, as amended;

          (10) AUSTRALIAN MAGNESIUM CORPORATION LIMITED COMMITMENTS

             (A) neither Normandy nor any subsidiary of Normandy is a party to any agreement with Australian Magnesium Corporation Limited or is subject to any other obligation in respect of Australian Magnesium Corporation Limited for an amount greater than A$20 million other than:

                 (i) those agreements and obligations disclosed in the
              Australian Magnesium Corporation Limited prospectus dated October 15, 2001; or

                 (ii) an obligation by Normandy to subscribe for Australian
              Magnesium Corporation Limited shares in the manner and subject to the conditions contained in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001; and

             (B) before the end of the offer period, there is no waiver of any condition precedent to the commitment of either Normandy, any subsidiary of Normandy, the syndicate of banks, the

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          Australian Federal Government or the State Government of Queensland
          to provide funds to Australian Magnesium Corporation Limited being conditions precedent to commitments disclosed or referred to in the Australian Magnesium Corporation Limited prospectus dated October 15, 2001.

      (b) It is a term of the offer that we may, subject to section 650F of the Corporations Act, declare the offer and all other offers and all contracts resulting from the acceptance of offers to be free from the conditions (or any one or more of them or any part thereof) set out in section 5.10(a). Any declaration made under this section 5.10(b) shall be made by us by notice in writing to Normandy.

      (c) In accordance with section 625(3) of the Corporations Act, the offer and all other offers and all contracts that result from the acceptance of offers are subject to the condition that:

          (1) an application for admission to quotation of Newmont on ASX and of the shares of Newmont common stock on the NYSE will be made within seven days after the date when the bidder's statement is given to Normandy; and

          (2) permission for admission to quotation of Newmont CDIs on ASX and for quotation of the shares of Newmont common stock on the NYSE will be granted no later than seven days after the end of the offer period.

          We will apply for the necessary quotations as soon as practicable in order to satisfy this condition. The offer may not be declared free of this condition.

      (d) The condition in section 5.10(a)(1) above is a condition precedent to our acquisition of an interest (within the meaning of those terms in the Foreign Acquisitions and Takeovers Act) in your ordinary shares of Normandy (including shares represented by Normandy ADSs). The other conditions in section 5.10(a) are conditions subsequent. The non-fulfillment of any condition subsequent does not prevent a contract to sell your ordinary shares of Normandy (including shares represented by Normandy ADSs) resulting from your acceptance of the offer, but entitles us by written notice to you, to rescind the contract resulting from your acceptance of the offer.

      (e) Subject to the provisions of the Corporations Act, we alone have the benefit of the conditions in section 5.10(a) above and any breach or non-fulfillment of any such conditions may be relied on only by us.

      (f) The date specified for giving the notice referred to in section 630(3) of the Corporations Act is February 7, 2002, subject to extension in accordance with section 630(2) of the Corporations Act if the offer period is extended in accordance with the Corporations Act.

      (g) If at the end of the offer period in respect of the conditions specified in section 5.10(a) above:

          (1) we have not declared the offer and all other offers made by us and all contracts resulting from the acceptance of offers to be free from the conditions; and

          (2) the conditions have not been fulfilled,

   then all contracts resulting from the acceptance of offers and all offers that have been accepted and from whose acceptance binding contracts have not yet resulted are void. In that event, we will, if you have accepted the offer:

          (1) return at your risk your Acceptance Form together with all documents forwarded by you with that form to your address as shown in the Acceptance Form; or

          (2) if your ordinary shares of Normandy are in a CHESS Holding, notify Securities Clearing House under the Securities Clearing House Business Rules that the contract resulting from your acceptance of the offer is avoided.

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  5.11 PAYMENT OF CONSIDERATION

      (a) Subject to this section 5.11 and the Corporations Act, we will provide the consideration for your ordinary shares of Normandy (including shares represented by Normandy ADSs) as follows:

          (i) within five business days after the date of your acceptance of the offer if the offer is unconditional at that time; or

          (ii) if the offer is conditional when you accept it, within five business days after the date upon which all the conditions (including the condition in section 5.10(c)) are satisfied or waived.

      Under no circumstance will interest be paid on the consideration payable to you under the offer, regardless of any delay in making the exchange or any extension of the offer.

      (b) Where the Acceptance Form requires an additional document to be given with your acceptance (such as a power of attorney):

          (1) if that document is delivered with your acceptance, we will provide the consideration in accordance with section 5.11(a);

          (2) if that document is delivered after acceptance and before the end of the offer period while the offer is subject to a condition, we will provide the consideration within 5 business days after the offer becomes unconditional.

          (3) if that document is delivered after your acceptance and before the end of the offer period while the offer is not subject to any condition, we will provide the consideration within 5 business days after the document is delivered; or

          (4) if that document is delivered after the end of the offer period, we will provide the consideration within 5 business days after that document is delivered.

      (c) If you are resident in any place specified by the Reserve Bank of Australia as being a place for which a resident is not entitled to receive the cash component of the consideration specified above, in the absence of any necessary authority of the Reserve Bank of Australia and the Australian Taxation Office, acceptance of the offer will not create or transfer to you any right (contractual or contingent) to receive the consideration specified in the offer unless and until any necessary authority of the Reserve Bank of Australia and the Australian Taxation Office has been obtained. Such authority is currently required only in respect of Libya, Iraq, the Taliban (Islamic Emirate of Afghanistan) and any undertaking owned or controlled by the Taliban, certain persons associated with the former government and governmental authorities of the Federal Republic of Yugoslavia (Serbia and Montenegro) and the National Union for the Total Independence of Angola (UNITA), including its senior officials and their immediate families AND IN RESPECT OF ANY PERSON OR ENTITY NAMED IN AN ANNEX TO THE INSTRUMENTS OF OCTOBER 3 OR 17 AND NOVEMBER 19, 2001 ISSUED UNDER THE AUSTRALIAN BANKING (FOREIGN EXCHANGE) REGULATIONS.

      (d) If you accept the offer and are entitled to payment of a cash amount instead of shares of our common stock or Newmont CDIs under section 5.1(b) or (d), we will:

          (1) arrange for the allotment to a nominee approved by ASIC of the number of shares or fractional entitlements of our common stock or Newmont CDIs to which you and all other shareholders would have been entitled but for this paragraph (d);

          (2) cause those shares of our common stock or Newmont CDIs issued to the nominee to be offered for sale within 5 business days after the end of the offer period in such manner, at such price and on such other terms and conditions as are determined by the nominee; and

          (3) pay to you the amount ascertained in accordance with the formula:

                           Net Proceeds of Sale x Newmont Shares
                           -------------------------------------
                                   TSA

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

          where:

          "Net Proceeds of Sale" means the amount (if any) remaining after deducting the expenses of the sale from the proceeds of the sale of shares of our common stock (including shares underlying Newmont CDIs) on the open market;

          "Newmont Shares" means the number of shares of our common stock (including the fractional number of a share of our common stock underlying Newmont CDIs) which would but for section 5.1(d) otherwise have been allotted to you; and

          "TSA" means the total number of shares of our common stock (including shares underlying Newmont CDIs) allotted to the nominee under section 5.1(b) or (d) in respect of the shares of our common stock (including shares underlying Newmont CDIs) held by shareholders and ADS holders affected by these sections.

      If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within Australia, you will receive your share of the proceeds of this sale in Australian dollars. If your registered address on the Normandy shareholder register or Normandy ADS register maintained by Normandy's depositary is within any other jurisdiction (including the United States and Canada), you will receive your share of the proceeds of this sale in U.S. dollars. If you are to receive payment in U.S. dollars, we will convert the Australian dollar sum into U.S. dollars using the noon buying rate on the date of the sale by the nominee, as published by the Federal Reserve Bank of New York. Payment will be made by check posted to you at your risk by ordinary mail at the address provided on your Acceptance Form or ADS Letter of Transmittal.

      Under no circumstances will interest be paid on your share of the proceeds of this sale, regardless of any delay in remitting these proceeds to you.

      (e) Where the ADS Letter of Transmittal requires an additional document to be delivered with your ADS Letter of Transmittal (such as your Normandy
   ADRs), such document must be delivered with, and at the same time as, your ADS Letter of Transmittal.

  5.12 WITHDRAWAL OR TERMINATION OF THIS OFFER

   We may withdraw unaccepted offers with the written consent of ASIC, which consent may be given subject to such conditions (if any) as are specified in the consent. Notice of any withdrawal will be given to ASX, Normandy and to each person to whom an offer has been made.

  5.13 VARIATION OF THIS OFFER

   We may at any time, and from time to time, vary the offer in accordance with the Corporations Act.

   In the event that we vary the offer, we are obliged under the Corporations Act to notify Normandy, the ASX and every Normandy shareholder (including Normandy ADS holders) of such variation, so long as the variation is not an extension of the offer period subsequent to the offer being declared unconditional in all respects, in which case such notice will only go to Normandy shareholders (including Normandy ADS holders) who have not previously accepted the offer.

   Under Australian law, all Normandy shareholders and Normandy ADS holders who accept the offer will be entitled to the benefit of any variation of the offer which improves the consideration offered, even if that occurs after the Normandy shareholder's or Normandy ADS holder's acceptance is received. Under the Corporations Act, we are not permitted to vary the offer to decrease the number of ordinary shares of Normandy (including in the form of Normandy ADSs) that are being sought in the offer.

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  5.14 STAMP DUTY AND BROKERAGE FEES

   If your ordinary shares of Normandy or Normandy ADSs are registered in your name and you deliver them directly to us or the ADS exchange agent, as appropriate, you will not incur any brokerage or other transaction fees in connection with your acceptance of the offer. If you hold your ordinary shares of Normandy or Normandy ADSs through a bank, broker or other nominee, you should ask your bank, broker or other nominee whether it will charge any transaction fees or service charges in connection with your acceptance of this offer.

   Any stamp duty payable in respect of transfers of ordinary shares of Normandy and Normandy ADSs to us pursuant to the offer will be paid by us.

  5.15 COSTS AND TAXES

   All costs and expenses of the preparation of this offer document and of the preparation and circulation of the offer will be paid by us.

   No Australian goods and services tax is payable as a consequence of the offer.

  5.16 NOTICES

      (a) Any notices to be given by us to Normandy may be given to Normandy by leaving them at, or sending them by prepaid ordinary post to, the registered office of Normandy or by sending them by facsimile transmission to Normandy at its registered office.

      (b) Any notices to be given to us by you or by Normandy under the bid may be given to us by leaving them at or sending them by prepaid ordinary post to us at one of the addresses referred to in section 5.4(b).

      (c) Any notices to be given by us to you may be given to you by leaving them at or sending them by prepaid ordinary post or if your address is outside Australia, by airmail, to your address as shown in the register of members of Normandy.

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9 INFORMATION ABOUT NORMANDY

  9.1 DISCLAIMER INFORMATION IN RELATION TO NORMANDY

   We conducted a due diligence review of limited information and documents
made available by Normandy to us before announcing our offer.   Information
included in this offer document relating to Normandy and its business is based on publicly available information about Normandy, including Normandy's 2001 annual report and quarterly activities report for the quarter ended September 30, 2001 and Normandy's target statement.

   Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on US GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow US GAAP reconciliation of its financial statements to be made public at this time.

   On December 31, 2001, we reiterated our requests previously made to Normandy to provide the information required for inclusion in our United States filings, including the consent of Normandy's independent accountants and the information necessary to permit Normandy's financial statements to be reconciled to US GAAP. On January 2, 2002, Normandy responded to Newmont's reiterated request stating that Normandy had carefully considered our requests and determined that it must maintain Normandy's stance as expressed in Normandy's letter dated December 19, 2001. Normandy stated that in its opinion it was not appropriate that Normandy or its directors should have any legal responsibility for the content of Newmont's registration statement. Normandy noted that the issue was deliberately not covered in the pre-bid documentation because Normandy was not prepared to take responsibility for the content of Newmont's offer document or registration statement and that, in Normandy's opinion, responsibility for the content of the Newmont registration statement must remain with Newmont. Normandy also noted that its own work on US GAAP reconciliation was still not complete and, therefore, Normandy's directors were not prepared to permit the publication of US GAAP reconciliations of Normandy's accounts. Normandy also noted that it did not know whether its work on US GAAP reconciliation would ever be completed, in view of the two competing bids and their announced timeframes. See Section 4.3 "Reasons for and background to the transactions--Background to the transactions" on page 40. For further information, see section 9.3, "--Presentation of Normandy accounting information" on page 106. We will provide any and all information that we receive from Normandy or its independent accountants prior to the expiration of the offer that we deem material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

   While we have included information in this offer document concerning Normandy that is known to us based on publicly available information, other than as described above, we have not had access to material non-public information regarding Normandy and could not use any such information for the purpose of preparing this offer document. Although we have no knowledge that would indicate that statements relating to Normandy contained in this offer document are inaccurate or incomplete, we are not in a position to verify information concerning Normandy. We and our respective directors and officers are not aware of any errors in such information.

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   The due diligence was conducted pursuant to a Confidentiality Agreement, a term of which is as follows:

      "NORMANDY IS NOT AWARE OF ANY MATERIAL INFORMATION IN RELATION TO NORMANDY WHICH HAS NOT BEEN PROVIDED OR OTHERWISE MADE AVAILABLE TO THE INDEPENDENT EXPERT WHICH HAS BEEN RETAINED BY NORMANDY FOR THE PURPOSE OF PROVIDING A REPORT TO BE INCLUDED IN NORMANDY'S TARGET STATEMENT, OR OTHERWISE INCLUDED IN NORMANDY'S TARGET STATEMENT, WHICH WILL BE ISSUED IN RESPONSE TO THE OFF-MARKET BID FOR ANGLOGOLD LIMITED IN RESPECT OF WHICH A BIDDER'S STATEMENT DATED OCTOBER 17, 2001 WAS SERVED ON NORMANDY."

   Subsequent to the completion of the due diligence, and prior to the announcement of our bid, we and Normandy entered into the deeds of undertaking described in section 14.1, "Certain relationships and transactions with respect to Newmont, Normandy and Franco-Nevada--Deeds of Undertaking" on page 146. Normandy gave a number of warranties to us in the deed of undertaking, including a warranty that:

      "The Normandy Board and the Normandy Senior Management are not aware of any information being information otherwise liable to be disclosed under ASX listing rule 3.1 which has not been publicly disclosed by Normandy in reliance on the carve out from disclosure which is contained in ASX listing rule 3.1 which has not been provided to the expert for review in connection with the preparation of the independent expert's report which is to accompany the Normandy Target's Statement which will be given in response to the AngloGold Bidder's Statement dated 16 October 2001 and AngloGold's F-4 Registration Statement dated 9 November 2001."

   We are not aware of any non-public information of Normandy, of which we became aware in the course of the due diligence referred to above, being information which:

    . is not set out or referred to in this offer document, in Normandy's target statement or being information which has not otherwise been made available publicly by Normandy; and

    . is material to a decision by a Normandy shareholder whether or not to accept our offer.

   We are not able to verify the information provided by Normandy. Normandy shareholders and Normandy ADS holders should form their own views concerning Normandy from the full range of public information available concerning Normandy. In particular, Normandy shareholders and Normandy ADS holders should carefully consider the disclosures made by Normandy and its directors concerning Normandy in response to the offer.

  9.2 GENERAL DESCRIPTION OF NORMANDY'S OPERATIONS

   Normandy is a gold company with extensive production and exploration interests. Normandy has operations in Australia, the United States, New Zealand, Turkey, Chile, Brazil and Canada. Normandy is also a producer of zinc concentrate (from Golden Grove), cobalt (from Kasese) and magnesium (from Australian Magnesium Corporation Limited).

   A detailed description of Normandy's operations and investments has been included in section 7, "Information about New Newmont" on page 66.

   GOLD OPERATIONS

   During the financial year ended June 30, 2001, Normandy had attributable gold production of 2.2 million ounces. In addition to its directly owned gold assets, Normandy has major interests in two ASX listed gold companies, Normandy NFM Limited (87.5%) and Normandy Mt. Leyshon Limited (13.7%).


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   In May 2001, Normandy acquired 100% ownership of the Midas gold mine and 105 square kilometers of highly prospective adjoining tenements. This transaction positions Normandy in the Carlin Trend of northern Nevada, in the United
States. A strategic alliance with TVX Gold Inc. in May 1999 formed TVX Normandy Americas (Normandy 49.9%), delivering attributable gold production to Normandy of approximately 250,000 ounces from five mines in North and South America.

   AUSTRALIA

   KALGOORLIE OPERATIONS (50%). The Kalgoorlie operations comprise the Super Pit and Mt. Charlotte underground mine at Kalgoorlie-Boulder, 600 km east of Perth in the Eastern Goldfields.

   BODDINGTON MINE (44.4%). Boddington, a large-scale open pit mining operation, is located 120 km southeast of Perth.

   YANDAL OPERATIONS (100%). Yandal operations comprise the Bronzewing, Jundee and Wiluna mines, situated in the prospective Yandal Goldfield of Western Australia.

   TANAMI OPERATIONS (87.5%). The Tanami operations comprise The Granites, located approximately 550 km by road northwest of Alice Springs, and Dead Bullock Soak, about 40 km west of The Granites, and are owned by Normandy NFM Limited, a publicly listed, 87.5% owned, subsidiary of Normandy. Dead Bullock Soak operations comprise Callie underground and Villa, Triumph Hill and Colliwobble open pits. The Tanami operations include the Goldrush deposit. Ore from this deposit will be processed at the Tanami plant (owned by Otter Gold Mining Limited and Newmont) under a lease arrangement. Mining of this deposit commenced in mid-September 2001 and gold production will commence in mid-December 2001.

   MT. LEYSHON (13.7%). The Mt. Leyshon mine, 24 km south of Charters Towers, Queensland, is owned by Normandy Mt. Leyshon Limited, a publicly listed company 13.7% owned by Normandy. This large-scale open pit ceased mining operations in February 2001. A comprehensive mine closure and rehabilitation plan covering remaining operations, closure, rehabilitation, decommissioning and post-closure monitoring has been implemented.

   PAJINGO OPERATIONS (50%). The Vera-Nancy mine, on the Pajingo Joint Venture tenements, is located 50 km southeast of Charters Towers in North Queensland.

   UNITED STATES OF AMERICA

   MIDAS MINE (100%). The Midas mine is approximately 100 km northwest of the regional center of Winnemucca in northern Nevada, United States. Normandy acquired its 100% interest in the mine and 105 square kilometers of adjoining tenements in May 2001.

   NEW ZEALAND

   MARTHA MINE (67.06%). The Martha gold mine is located within the town of Waihi.

   TURKEY

   OVACIK (100%). Construction of the Ovacik gold mine in Turkey was completed in December 1997. Commencement of production was delayed. Production has now commenced with the first gold produced in May 2001. The mine, however, is the subject of a regulatory action which could result in its closure.


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   TVX NORMANDY AMERICAS

   Normandy formed a strategic alliance with Canadian-based TVX Gold Inc., creating a new company, TVX Normandy Americas (owned 49.9% by Normandy and 50.1% by TVX Gold Inc.). The principal assets of the company are five operating gold mines in the Americas, as follows:


    .  Paracatu (Brazil, 49%),

    .  La Coipa (Chile, 50%),

    .  New Britannia (Canada, 50%), and

    .  Musselwhite (Canada, 32%).

   In addition, TVX and Normandy each own a 25% interest in the Crixas property in Brazil.

   ADDITIONAL GOLD PROJECTS

   YAMFO-SEFWI (90%). Yamfo-Sefwi is a new gold belt in western Ghana, with Normandy holding licenses covering 95 strike km.

   PERAMA (80%). The Perama gold deposit is located 25 km northwest of Alexandroupolis in northeastern Greece. Normandy and its joint venture partners hold a strong tenement position covering about 450 square kilometers. The area is considered prospective for the occurrence of gold deposits.

   MASTRA (100%). The Mastra gold deposit is located in the Black Sea region of northeastern Turkey.

   NON-GOLD METALS OPERATIONS

   Normandy is also a base metals producer. Production from the Golden Grove operations in Western Australia for the financial year ended June 30, 2001 totaled 182,655 tonnes of zinc concentrate and 52,807 tonnes of copper concentrate, plus significant lead and silver. Normandy also has an effective 53.9% interest in the Kasese cobalt project, located in western Uganda.

   GOLDEN GROVE OPERATIONS (100%). Golden Grove operations are located in Western Australia, 230 km east of the port of Geraldton and 50 km southeast of Yalgoo, and comprise the Scuddles mine and treatment plant, the Gossan Hill mine and exploration tenements covering the 35 kilometer-long host horizon, a sequence of acid-volcanogenic rocks of Archaean age.

   KASESE COBALT (BANFF RESOURCES 63%). Banff Resources Limited, a company listed on the Canadian Venture Exchange, has a 63% interest in the Kasese cobalt project in Uganda, Africa. Normandy presently holds a controlling 86% interest in Banff Resources.

   AUSTRALIAN MAGNESIUM CORPORATION LIMITED

   Normandy currently has a 22.8% voting interest (and a 13.9% equity interest) in Australian Magnesium Corporation Limited, one of the world's largest integrated magnesia and magnesium companies. Major activities of Australian Magnesium Corporation Limited are QMag, Enviromag and the development of a A$1.6 billion Stanwell Magnesium Project.

   Australian Magnesium Corporation Limited is an Australian publicly listed company based in Brisbane which developed and is now seeking to commercialize the Australian Magnesium process technology to produce magnesium metal. The AM process is expected to produce magnesium metal at the lowest cost in the world. This is done through a number of chemical processes. The process aims to minimize all effluents and, where possible, recycle them for other purposes.

   Following development of the technology of the AM process, Australian Magnesium Corporation Limited entered into an agreement in January 1997 with Ford Motor Company of America, Commonwealth Scientific and Industrial Research Organisation and Fluor Daniel Pty Ltd to construct a 1,500 tpa demonstration plant and to complete a full feasibility study. The viability of the AM process was confirmed following successful production of magnesium metal ingots from the operational demonstration plant in August 1999. In March 2000, Australian Magnesium Corporation Limited announced a positive feasibility recommendation for the proposed commercial plant, located at Stanwell, near Rockhampton in Queensland. Australian Magnesium Corporation Limited has also committed to selling 45,000 tpa of magnesium alloy to Ford under a long-term contract.

   RESOURCE. In January 1997, Australian Magnesium Corporation Limited acquired the freehold title to an area within the Kunwarara magnesite deposit to source sufficient magnesite to run the commercial plant at its planned initial capacity. The Kunwarara magnesite deposit which covers an area of 63 square kilometers, is located 70 km and 160 km northwest of Rockhampton and Gladstone, respectively.

   QMAG. Australian Magnesium Corporation Limited produces a range of dead-burned and electrofused magnesia products sold to the world's refractory industry as a raw material for high-quality basic refractory bricks

   RECENT DEVELOPMENTS

   In May 2001, Normandy acquired 100% ownership in the Midas gold mine and 105 square kilometers of highly prospective adjoining tenements. This transaction positions Normandy in the prolific gold-producing Carlin Trend of northern Nevada in the United States.

   On June 5, 2001, Australian Magnesium Corporation Limited announced the finalization of a A$932 million underwritten debt financing for the development of its Stanwell Magnesium Project.

   On July 20, 2001, Australian Magnesium Corporation Limited announced that it had withdrawn the A$680 million equity offering to complete funding development for its Stanwell Magnesium Project.

   On August 14, 2001, Normandy Mt Leyshon Limited announced that, due to the scheduled closure of the Mt Leyshon mine in February 2002, the directors of Normandy Mt Leyshon Limited had proposed a cash distribution of A$0.33 per share and a restructuring of the company as an alternative to orderly liquidation. The new company would have a specific strategic focus on exploration and would hold tenements in the Mt Leyshon district as well as a portfolio of exploration properties, including tenements in the Musgrave region of Western Australia and in the Kidston, Agate Creek and Cloncurry regions of Queensland, Australia. As part of the transfer of the tenement package, Normandy would be issued with shares representing 12% of the new company. In the announcement of August 14, 2001, Normandy Mt. Leyshon Limited stated that if these proposals are not approved by its shareholders, Normandy Mt Leyshon Limited intends to make an interim distribution of A$0.25 per share with the prospect of a final distribution of between A$0.10 and A$0.15 per share.

   On September 5, 2001, AngloGold announced its intention to offer to acquire all the outstanding shares of Normandy for 2.15 AngloGold shares in exchange for every 100 ordinary shares of Normandy. On that same day, Normandy responded to AngloGold's offer by announcing that it had appointed Macquarie Bank to assist Normandy's board of directors in assessing AngloGold's offer and in preparing a formal recommendation to Normandy shareholders and Normandy ADS holders with respect to AngloGold's offer.

   On September 27, 2001, Australian Magnesium Corporation Limited announced that, due to unstable conditions in equity and capital markets, it is reviewing the timing of its equity raising to fund the development of the Stanwell Magnesium Project.

   On September 28, 2001, Normandy published its annual shareholder report including audited consolidated financial statements for the financial year ended June 30, 2001. Excerpts from the annual shareholder report are included under Annex B to this offer document.

   On October 11, 2001, Normandy NFM Limited announced its intention to launch an offer for Otter Gold Mines Limited, whereby 1.9 Normandy NFM Limited shares will be offered for every 100 Otter shares. Normandy NFM Limited also agreed on that date to purchase 7,798,000 Otter shares (9.9% of the outstanding Otter shares) from the Guiness Peat Group at the same exchange ratio being offered to other Otter shareholders. Otter's primary assets are a 60% interest in the Tanami Joint Venture (the other 40% is held by AngloGold), owner of the Tanami mill, significant exploration properties held 100% in the Tanami region of Central Australia and a 33% interest in the Waihi Operations in New Zealand, held through Martha Hill and Union Hill joint ventures, the remaining 67% interest in which is held by Normandy. According to publicly available information published by Normandy NFM Limited, as at October 9, 2001, Normandy is the largest shareholder of Normandy NFM Limited with an 87.45% interest.

   On October 15, 2001, Australian Magnesium Corporation Limited announced revised arrangements for a capital raising of up to A$525 million for the development of the Stanwell Magnesium Project. On the same date, Normandy announced that, as part of and conditional on these capital raising plans, it has agreed to subscribe for A$100 million of shares in Australian Magnesium Corporation Limited between October 31, 2002 and January 31, 2003 and that it has increased its loan facilities available to Australian Magnesium Corporation Limited by A$10.6 million to fund expenses of the Stanwell Magnesium Project until completion of the capital raising.

   On October 25, 2001, Normandy published its first quarter report to shareholders including unaudited condensed financial information for the three months ended September 30, 2001. Excerpts from the first quarter report to shareholders are included under Annex B to this offer document.

   On November 14, 2000, Normandy, Newmont and Franco-Nevada announced that Newmont intended to make a recommended offer of 0.0385 shares of Newmont common stock for each Normandy share. In addition, Newmont offered to pay A$0.05 per Normandy share in cash if the Newmont offer was accepted by holders of at least 90% of the Normandy shares. Newmont also agreed to acquire Franco-Nevada in a stock-for-stock transaction, in which Franco-Nevada common shareholders will receive 0.8 a share of Newmont common stock (or exchangeable shares, exchangeable for Newmont common stock) for each share of Franco-Nevada common stock pursuant to a Canadian plan of arrangement.

   On November 19, 2001, Normandy published its response document in which the Normandy board of directors recommended that holders of Normandy shares and Normandy ADSs not accept AngloGold's previous offer to acquire all of the outstanding Normandy shares for 2.15 AngloGold shares in exchange for every 100 Normandy shares. The board of directors of Normandy has not yet made a recommendation to the Normandy shareholders and Normandy ADS holders regarding the revised terms of the AngloGold offer.

   On November 19, 2001, Australian Magnesium Corporation Limited announced that it had closed its previously announced A$500 million public offer capital raising and would accept $25 million in oversubscriptions.

   On November 22, 2001, Normandy Mt. Leyshon Limited announced that the restructure of the company had been completed. The company changed its name to Leyshon Resources Limited and will operate with a new board and management and with an initial focus on exploration of tenements acquired from Normandy.

   On November 23, 2001, Australian Magnesium Corporation Limited confirmed that it had completed the allotment of 660,258,713 Distribution Entitled Securities on November 22, 2001.

   On November 28, 2001, AngloGold raised its offer for ordinary shares of Normandy to 2.15 AngloGold shares for every 100 ordinary shares of Normandy, plus A$0.20 per share.

   On December 6, 2001, Normandy NFM Limited announced that it had lodged its offer document regarding the Otter Gold Mines takeover offer with the NZSE and ASX.

   On December 6, 2001, AngloGold withdrew arrangements to pay higher fees to brokers who solicit acceptances to its offer in light of Newmont's application for a restraining order.

   On December 9, 2001, Newmont increased the cash component of its November 14, 2001 offer to A$0.40 per ordinary share of Normandy and removed the condition that Newmont pay the cash component only if its offer was accepted by holders of at least 90% of the Normandy shares.

   On December 12, 2001, the Australian Takeover Panel refused AngloGold's application to block this offer.

   On December 13, 2001 AngloGold announced that it would appeal a ruling by Australia's Takeover Panel. On December 20, 2001, the Takeover Panel declined AngloGold's appeal. On December 21, the Takeover Panel announced that it had declined to make a declaration of unacceptable circumstances in the application for review.

   On December 27, 2001, AngloGold announced that it had increased its offer for Normandy by and additional A$0.10 in cash per Normandy share following discussions regarding "possible patterns of cooperation" with Barrick. See
Section 4.3 "Reasons for and background to the transactions--Background to the transactions" on page 40.

   On January 2, 2002, Newmont announced that it was increasing the cash consideration of its offer for Normandy by A$0.10 to A$0.50 per share. On the same date, the Normandy board of directors, subject to its fiduciary duties, re-affirmed its recommendation of the Newmont offer, as revised, and its recommendation that Normandy shareholders reject the AngloGold offer. See
Section 4.3 "Reasons for and background to the transactions--Background to the transactions" on page 40.

   Normandy La Source has accepted an offer of US$10.7 million plus a royalty for its interest in the Ity goldmine, as disclosed in Normandy's supplementary target statement.

  9.3 PRESENTATION OF NORMANDY ACCOUNTING INFORMATION

   Normandy prepares and publishes its consolidated financial statements in accordance with Australian GAAP. Except where expressly stated otherwise, all financial information relating to Normandy presented in this offer document has been prepared in accordance with Australian GAAP.

   Normandy's financial data is presented in accordance with Australian GAAP, which differs in certain significant respects from US GAAP. These differences as they relate to Normandy cannot be fully quantified due to the limited disclosure provided in publicly available financial information. Pursuant to Rule 409 promulgated under the U.S. Securities Act of 1933, on December 17, 2001, we requested that Normandy and its independent public accountants provide to us all material information required to be included in this offer document or required to make statements made herein not misleading. On December 11, 2001, we requested that Normandy's independent public accountants consent in a customary manner to the inclusion of its audit reports with respect to the financial statements of Normandy included in this offer document. On December 14, 2001, Normandy's independent public accountants responded in writing to our December 11, 2001 letter stating that they were reluctant to give consent for the inclusion of its audit report where consent has not been given for the financial statements themselves, and believed it was appropriate that its consent be given concurrently with Normandy's consent. On December 19, 2001, Normandy, on its own behalf and on behalf of its accountants, responded in writing to our December 17, 2001 letter and stated that it was not appropriate for Normandy to bear any burden as to what the offer document should contain and whether or not such document was misleading. Normandy further stated that if there were specifics which Newmont wished to refer to Normandy for review and comment, Normandy would consider whether it could be of assistance and to what extent, on a case by case basis. In addition, Normandy stated that its accountants were not in a position to provide assistance to us, that work on US GAAP reconciliation of its financial statements had not been completed to Normandy's satisfaction and that Normandy had not yet determined whether it would allow US GAAP reconciliation of its financial statements to be made public at this time.

On December 31, 2001, we reiterated our requests previously made to Normandy to provide the information required for inclusion in our United States filings, including the consent of Normandy's independent accountants and the information necessary to permit Normandy's financial statements to be reconciled to US GAAP. On

January 2, 2002, Normandy responded to Newmont's reiterated request stating that Normandy had carefully considered our requests and determined that it must maintain Normandy's stance as expressed in Normandy's letter dated December 19, 2001. Normandy stated that in its opinion it was not appropriate that Normandy or its directors should have any legal responsibility for the content of Newmont's registration statement. Normandy noted that the issue was deliberately not covered in the pre-bid documentation because Normandy was not prepared to take responsibility for the content of Newmont's offer document or registration statement and that, in Normandy's opinion responsibility for the content of the Newmont registration statement must remain with Newmont. Normandy also noted that its own work on US GAAP reconciliation was still not complete and, therefore, Normandy's directors were not prepared to permit the publication of US GAAP reconciliations of Normandy's accounts. Normandy also noted that it did not know whether its work on US GAAP reconciliation would ever be completed, in view of the two competing bids and their announced timeframes. See Section 4.3 "Reasons for and background to the transactions--Background to the transactions" on page 40.

KEY DIFFERENCES BETWEEN AUSTRALIAN GAAP AND US GAAP

   Certain historical financial information for Normandy is included in this offer document and Annex B to this offer document. This historical information for Normandy is presented in accordance with accounting principles generally accepted in Australia ("Australian GAAP"), which differs in certain significant respects from US GAAP. These differences as they relate to Normandy cannot be quantified due to the limited disclosures provided in publicly available financial information. See Section 3.1, "Risk factors--Risks related to the offer--We have not verified the reliability of the Normandy information included in, or which may have been omitted from, this offer document" on page 27.

   The key differences between Australian GAAP and US GAAP are as follows:

  . EXPLORATION COSTS. US GAAP requires that all costs associated with ongoing exploration efforts be expensed until development of an ore-body commences or a bankable feasibility study on proven and probable reserves exists. Australian GAAP allows for the capitalization of exploration costs provided the rights to the exploration area are current and provided that at least one of the following conditions are met:

    . Such costs are expected to be recouped through successful development and exploitation or alternatively by sale of the area of interest, or

    . Exploration activities in the area of interest have not reached a stage at the balance sheet date which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves.

  . REVENUE RECOGNITION. US GAAP requires that specific criteria be met including final delivery to the purchaser having occurred. Australian GAAP requires that revenue be recognized when control passes to the purchaser, which is determined by a combination of factors, one of which would include delivery.

  . INVENTORY. US GAAP requires inventory to be recorded at the lower of net realizable value or cost. Australian GAAP allows gold bullion in its final saleable form to be recorded at specific hedge contract amounts.

  . CAPITALIZED INTEREST. US GAAP requires interest to be capitalized for all assets in construction to the extent outstanding borrowings exist. Australian GAAP only allows interest on specific project related indebtedness to be capitalized.

  . DERIVATIVE INSTRUMENTS. US GAAP requires all derivatives to be recorded at fair value. Qualifying derivatives may qualify for special hedge accounting allowing for the deferral of recognition of the change in the effective portion of the derivative instrument. Australian GAAP does not require derivatives to be recorded at fair value and hedge accounting may be applied in specified circumstances. Disclosure of fair value is required.

  . GOODWILL. US GAAP does not allow for amortization of goodwill. Australian GAAP limits the amortization period to 20 years, subject to recoverability tests.

  . MINORITY INTEREST. US GAAP requires minority interest to be a separate component of the balance sheet outside of equity. Australian GAAP requires minority interest to be classified as a component of shareholders equity. Additionally, US GAAP reports minority interest at book value while Australian GAAP measures minority interest at fair value on the date the entity becomes a subsidiary.

  . DIVIDENDS PAYABLE. US GAAP classifies dividends payable in equity. Australian GAAP presents dividends payable as a liability.

  . PENSIONS AND EMPLOYEE BENEFITS. US GAAP measures such amounts at nominal amounts. Australian GAAP measures the non-current portion at the present value of expected future cash outflows.

  . START-UP COSTS. US GAAP requires that all start-up costs be expensed as incurred. There are no provisions for capitalizing start up costs under Australian GAAP. In accordance with the 'matching' principle, start up costs may be deferred and amortized provided the start-up costs meet the definition of an asset.

  . DEFERRED TAXES. US GAAP provides for netting of deferred tax assets and liabilities arising in the same taxing jurisdiction within each current and non-current category. Under Australian GAAP, there is no provision for netting deferred tax assets and liabilities of different companies within a group in a consolidated set of accounts. Under US GAAP, deferred tax assets for temporary differences and carryforward losses are recognized, but reduced by a valuation allowance to the extent it is more likely than not that the asset will be realized. Under Australian GAAP, there is recognition of deferred tax assets on temporary differences if realization is beyond reasonable doubt, and there is recognition of deferred tax assets on carryforward losses if realization is virtually certain.

  9.4 SELECTED FINANCIAL INFORMATION FOR NORMANDY

   The following table sets forth selected historical financial data of Normandy for each of the five years ended and as at June 30, 2001 and the three-month periods ended September 30, 2000 and 2001. The selected historical financial data for the five-year period ended June 30, 2001 has been extracted from, and should be read in conjunction with, Normandy's audited annual consolidated financial statements for the five-year period ended June 30, 2001, including the notes thereto, included in Normandy's annual shareholder reports prepared for those financial years. The selected historical financial data for the three months ended September 30, 2000 and 2001 has been extracted from, and should be read in conjunction with, Normandy's unaudited simplified financial statements for these periods, including the notes thereto, included in Normandy's reports on activities to shareholders for each of the three-month periods ended September 30, 2000 and 2001. Normandy's audited annual consolidated financial statements for each of the three years ended June 30, 2001, including the notes thereto, as extracted from Normandy's annual shareholder reports, as well as Normandy's unaudited simplified financial statements for the three months ended and as at September 30, 2001, including the notes thereto, as extracted from Normandy's report on activities to shareholders, have been reproduced in Annex B to this offer document.

   Under U.S. securities laws, pro forma financial information for Normandy would generally be required to be provided in this offer document. However, Normandy has declined to assist in gathering this information and has not provided Newmont access to Normandy's detailed accounting records, nor has Normandy assisted in preparing reconciliations to US GAAP. Normandy has also refused to permit or direct its auditors to provide information necessary for such US GAAP reconciliation, including an auditor's consent. Therefore, no such US GAAP reconciliation is provided, nor is any pro forma financial information provided in this offer document. See Section 3.1, "Risk factors--Risks related to the offer--We have not verified the reliability of the Normandy information included in, or which may have been omitted from, this offer document" on page
27. We note that Normandy's historical financial data is presented in this offer document in accordance with Australian GAAP, which differs in certain significant respects from US GAAP. See Section 9.3, "Information about Normandy--Presentation of Normandy accounting information--Key Differences between Australian GAAP and US GAAP" on page 107. These differences as they relate to Normandy cannot be quantified due to the limited disclosures provided in Normandy's publicly available financial information.

   The selected historical financial data for the five years ended and as at June 30, 2001 were prepared in Australian dollars as prescribed by Australian law and in accordance with Australian Accounting Standards. Except where expressly stated otherwise, the financial information presented in this offer document relating to Normandy is expressed in Australian dollars. For information on the exchange rates between Australian dollars and U.S. dollars, and Canadian dollars and U.S. dollars, see section 15.8, "Additional Information--Selected exchange rate data" on page 163.

                                                       THREE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,        YEARS ENDED JUNE 30,
                                                       ------------  ---------------------------------
                                                        2001    2000 2001   2000   1999   1998   1997
                                                       -----    ---- -----  -----  -----  -----  -----
                                                        A$M     A$M  A$M    A$M    A$M    A$M    A$M
CONSOLIDATED STATEMENT OF INCOME
Sales revenue.........................................   430      *  1,544  1,324  1,356  1,484  1,334
Total depreciation and amortization...................   (72)   (62)  (287)  (141)  (160)  (191)  (166)
Profit/(loss) from ordinary activities(1).............    52     39   (103)  (285)   113    140    206
Income tax (expense) benefit relating to ordinary
 activities...........................................   (12)    (8)   (20)     9    (32)   (33)   (61)
Net profit/(loss) attributable to members of the
 parent entity........................................    35     31   (155)  (282)   104    119    124

OTHER FINANCIAL DATA
Basic earnings/(loss) per share (in Australian cents
 per share)(2)........................................     *      *   (8.6) (16.2)   6.1    7.2    7.8
Dividends per share (in Australian cents per share)...    --     --    2.5    6.0    6.0    6.0    6.0
Total cash costs (A$/ounce)(3)........................   310    298    300    304    335    321    336

CONSOLIDATED BALANCE SHEET DATA (AS AT END OF PERIOD)
Current assets........................................   870           800    672    838    570    595
Non-current assets.................................... 3,088         3,047  2,954  2,560  2,506  2,020
Total assets.......................................... 3,958         3,847  3,626  3,397  3,076  2,615
Current liabilities...................................   622           603    523    907    366    507
Non-current liabilities............................... 1,899         1,846  2,117  1,117  1,212    731
Total liabilities..................................... 2,521         2,449  2,640  2,024  1,578  1,238
Net assets............................................ 1,437         1,398    986  1,373  1,498  1,377
Stockholders equity................................... 1,437         1,398    986  1,373  1,498  1,377

SHARES IN ISSUE (IN MILLIONS)......................... 2,231         2,231  1,752  1,717  1,671  1,632

--------
*  This information has not been publicly disclosed by Normandy.
(1) Prior to the year ended June 30, 2001, information disclosed as operating profit/(loss) before income tax.
(2) Prior to the year ended June 30, 2001, information disclosed as basic earnings per share after abnormal items.
(3) A consolidated group cash cost (A$/ounce) is not presented, only cash cost (A$/ounce) for gold operations is available.

   See Annex B for more detailed information on Normandy's historical financial information.

  9.5 WHERE YOU CAN FIND MORE INFORMATION ON NORMANDY

   As a reporting issuer in the Province of Ontario, Normandy is required to file with the Ontario Securities Commission its periodic disclosure documents, such as its annual audited financial statements, unaudited interim financial statements, proxy materials and material change reports. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com.

   Ordinary shares of Normandy are listed on the ASX under the symbol "NDY" and Normandy ADSs are listed on the TSE under the symbol "NDY". You may consult reports and other information about Normandy that it files pursuant to the rules of the ASX and the TSE at the offices of the ASX, ASIC and the TSE.

   For selected excerpts from Normandy's publicly available documents, see Annex B. You may also find additional information on Normandy on its website at http://www.normandy.com.au.

10 INFORMATION ABOUT FRANCO-NEVADA

  10.1 GENERAL DESCRIPTION OF FRANCO-NEVADA'S OPERATIONS

   ABOUT FRANCO-NEVADA

   Franco-Nevada was originally incorporated under the Canada Business Corporations Act on October 5, 1982. It amalgamated by plan of arrangement with Euro-Nevada Mining Corporation Limited effective September 20, 1999, and its incorporating documents are articles of arrangement dated September 20, 1999. The primary business of Franco-Nevada is the acquisition of:

   (1) direct interests in mineral properties and, when appropriate, developing those properties;

   (2) royalty interests in producing precious metals mines and precious metals properties in the development or advanced exploration stage;

   (3) direct interests in mineral properties with a view to exploring and selling, leasing or joint venturing the properties to established mine operators and retaining royalty interests; and

   (4) indirect interests in mineral deposits through strategic interests in companies that own interests in mineral deposits.

   Franco-Nevada has a portfolio of royalty interests covering producing and non-producing mineral properties located in the United States, Canada, Australia, South Africa, Indonesia and various Latin American countries.

   A detailed description of Franco-Nevada's royalty interests and investments has been included in section 7, "Information about New Newmont" on page 66.

   Franco-Nevada has a portfolio of oil and gas interests in Alberta, Saskatchewan, Manitoba and the Canadian Arctic and also has various direct and indirect interests in resource properties located in Nevada, Ontario, Saskatchewan, Central and South America, the Dominican Republic, Australia, Indonesia, and South Africa.

   Franco-Nevada currently has 25 employees in total: 14 in Canada, and 11 in the United States.

   RECENT TRANSACTIONS

   On September 20, 1999, Franco-Nevada and Euro-Nevada Mining Corporation Limited merged. The name of the amalgamated corporation is Franco-Nevada Mining Corporation Limited. The merger of Franco-Nevada and Euro-Nevada was accounted for as a pooling of interests. Euro-Nevada shareholders received 0.77 Franco-Nevada shares for each Euro-Nevada share. At the time of the merger, Franco-Nevada and Euro-Nevada were two of only four public companies in North America actively pursuing NSRs and NPIs in mineral properties. Franco-Nevada and Euro-Nevada shared four executive officers and three directors who collectively owned 9% and 10% of the common shares of the two companies, respectively. Management now owns 10% of Franco-Nevada.

   During fiscal year 2001, Franco-Nevada:

   (1) tendered its 9,576,173 Inco Limited Class VBN Shares to Inco in exchange for 4,309,277 warrants of Inco and cash proceeds of C$72 million per VBN share. Each warrant plus $30 is exchangeable for an Inco common share; and

   (2) sold its 2.5% interest in San Juan Basin Royalty Trust, an oil and gas royalty trust listed on the NYSE. Franco-Nevada held 2,000,000 units.

   NORMANDY TRANSACTION

   On April 2, 2001, Franco-Nevada announced that it had entered into an agreement with Normandy. On May 30, 2001, the transaction pursuant to this agreement was completed. Under the terms of the agreement, Franco-Nevada transferred to Normandy 100% ownership of its Ken Snyder Mine and Midas exploration properties in Nevada and its Australian interests as well as subscribe for $48 million in Normandy shares. In return, Franco-Nevada received
446.1 million new ordinary shares of Normandy representing a 19.99% interest (currently 19.79%, calculated on a fully diluted basis) in Normandy, calculated on a fully diluted basis. Franco-Nevada also retained a minimum 5% net smelter return royalty on the Ken Snyder Mine and Midas exploration properties which escalates at gold prices over $300 per ounce to a maximum 10% net smelter return royalty at gold prices over US$400 per ounce. Both companies granted each other preferential rights on future asset transactions.

   STOCK EXCHANGES

   Franco-Nevada's common shares are listed on the TSE under the symbol "FN", its class A warrants are listed on the TSE under the symbol "FN.WT" and its class B warrants are listed on the CDNX under the symbol "YFN.WT.B".

   ADDRESS

   The registered and principal executive office of Franco-Nevada is at Suite 1900, 20 Eglinton Avenue West, Toronto, Ontario M4R 1 K8.

  10.2 SELECTED FINANCIAL INFORMATION FOR FRANCO-NEVADA

   The table below shows selected historical financial information for Franco-Nevada as of and for the years ended March 31, 2001, 2000, 1999, 1998 and 1997 and has been prepared using the audited consolidated financial statements of Franco-Nevada. The information as of and for the six months ended September 30, 2001 and 2000 has been prepared using the unaudited consolidated financial statements of Franco-Nevada. This information is only summary, and you should read it in conjunction with Franco-Nevada's historical financial statements and related notes and Management's Discussion and Analysis contained in Annex C of this document.

                                      SIX MONTHS
                                     SEPTEMBER 30                  YEARS ENDED MARCH 31
                                  ------------------- -----------------------------------------------
                                    2001      2000      2001      2000      1999      1998     1997
                                  --------- --------- --------- --------- --------- --------- -------
                                                            CDN$, CDN GAAP
INCOME STATEMENT
Revenue..........................    85,440    80,102   177,631   120,577   116,107   124,209 131,479
Income from continuing operations    55,115    44,186    79,872    63,995    63,454    72,628  77,839
Discontinued operations..........    21,902    16,931    33,573    33,641     5,075     1,074     790
Net Income.......................    77,017    61,117   113,445    97,636    68,529    73,702  78,629

PER SHARE DATA
Income from continuing operations      0.35      0.28      0.51      0.41      0.42      0.49    0.55
Discontinued operations..........      0.14      0.11      0.21      0.21      0.03      0.01    0.01
Net Income.......................      0.49      0.39      0.72      0.62      0.45      0.50    0.56
Dividend per share...............        --        --      0.35      0.30      0.21      0.19    0.23

BALANCE SHEET DATA
Cash and short term investments..   864,053   730,099   939,011   705,714   707,507   766,004 636,819
Working capital..................   932,359   829,992   941,193   739,489   720,467   782,833 637,624
Total assets..................... 1,607,126 1,514,516 1,547,750 1,420,891 1,389,525 1,146,256 932,625
Long term debt...................        --        --        --        --        --        --      --
Net assets....................... 1,521,700 1,419,052 1,435,456 1,346,187 1,318,094 1,096,654 888,207
Minority interest................        --        --        --        --        --        --      --
Shareholders' equity............. 1,521,700 1,419,052 1,435,456 1,346,187 1,318,094 1,096,654 888,207
Common shares outstanding (000s).   158,920   158,631   158,631   158,631   158,357   152,293 145,781

    See Annex C for more detailed information on Franco-Nevada's historical financial information.

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

  10.3 WHERE YOU CAN FIND MORE INFORMATION ON FRANCO-NEVADA

   As a reporting issuer (or its equivalent) in each of the provinces of Canada, Franco-Nevada is required to file with the various securities commissions or similar authorities its periodic disclosure documents, such as its annual audited financial statements, unaudited interim financial statements, annual reports, annual information forms, proxy materials and material change reports. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com.

   Securities of Franco-Nevada are listed on the TSE and the CDNX. You may consult reports and other information about Franco-Nevada that it files pursuant to the rules of the TSE and CDNX at the offices of the TSE and the CDNX or you can access their websites at http://www.tse.com and http://www.cdnx.com.

   You may also find additional information on Franco-Nevada on its website at http://www.franco-nevada.com.

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

11 INTENTIONS

  11.1 INTRODUCTION

   This section sets out our intentions concerning:

   (a) the continuation of the business of Normandy;

   (b) any major changes to be made to the business of Normandy, including any redeployment of the fixed assets of Normandy; and

   (c) the future employment of the present employees of Normandy.

   You should read this section in conjunction with section 7, "Information about New Newmont" on page 66.

   Our intentions are based on our review of publicly available information about Normandy and a review of selected non-public information about Normandy, which is referred to in section 9.1. Prior to implementing the intentions set out in this section, we will seek to undertake a thorough review of Normandy's operations and any other internal confidential information and consideration of any other relevant facts and circumstances to confirm our intentions. Accordingly, the statements set out in this section are statements of current intentions only and are based on limited information, which may vary as circumstances and further information require.

  11.2 INTENTIONS IF COMPULSORY ACQUISITION IS ACHIEVED

   We have the following intentions if we become entitled to proceed to acquire compulsorily the remaining Normandy shares (including shares represented by Normandy ADSs) following completion of the offer:

   (a) CORPORATE MATTERS

   We intend to:

   (1) acquire compulsorily the remaining Normandy shares (including shares represented by Normandy ADSs) in accordance with the provisions of the Corporations Act;

   (2) seek to acquire compulsorily under the Corporations Act:

      (A) Normandy options which have not been exercised prior to the expiration of the offer, and

      (B) any ordinary shares of Normandy issued after the expiration of the offer as a result of the exercise of Normandy options;

   (3) procure that Normandy's shares are removed from the official list of the ASX and that Normandy applies to the Ontario Securities Commission to cease to be a reporting issuer in the Province of Ontario and to the TSE to delist the Normandy ADSs from that exchange;

   (4) replace some or all of the members of the board of directors of Normandy. Our representatives have not yet been identified and their identity will depend on the circumstances at the relevant time; and

   (5) reconstitute our board as outlined in section 7.1.

   (b) INTEGRATION OF NEWMONT AND NORMANDY

   Newmont and Normandy conduct exploration programs in many of the same regions around the world. We intend to consolidate these programs and prioritize exploration projects and expenditures in an optimized and efficient manner. We intend that exploration activities within Australia will be conducted on an ongoing basis, although the level of activity in any year will vary, depending on, among other things, the prevailing gold price and prior results. We expect to realize certain synergies with respect to this consolidation effort that may include reduction or redeployment of existing employees as well as the closure of certain exploration offices.

   We do not have significant operations in Australia and intend to maintain a regional office in Australia as a management platform for our Australasian properties. We intend to maximize both companies' managerial and technical expertise within New Newmont's worldwide operations and to realize cost savings from the elimination of selected, redundant administrative functions.

   We also intend to realize cost savings from the elimination of selected, redundant administrative and mine operation functions at Normandy's Midas mine, which is located near Newmont's mines in Nevada. In addition, we expect to realize synergies from the application of Newmont's global procurement systems to Normandy's operations.

   (c) NON-CORE ASSETS

   (1) GOLD

   While we have no immediate intentions of making any major changes to Normandy's business, we will review Normandy's gold assets over time and make assessments regarding whether certain of these assets continue to fit into the longer-term strategy of the combined company.

   (2) NON-GOLD

      In relation to Normandy's non-gold assets, our intentions are:

      (A) GOLDEN GROVE. To continue to operate and maintain capital support for Golden Grove until zinc and copper commodity prices materially increase, when consideration will be given to whether a disposal of the assets can be achieved on appropriate terms;

      (B) AUSTRALIAN MAGNESIUM CORPORATION. To honor all of Normandy's obligations and commitments known to us at the date of announcement of this offer (being those referred to in the condition in section 5.10(a)(10) above), including those regarding the development of the Stanwell Magnesium Project. As a gold company, Newmont might, in the future, consider a possible exit from AMC, but we would not intend to do so in a manner that would compromise the benefit AMC enjoys as a result of Normandy's obligations and commitments.

      (C) OTHER ASSETS. To dispose of other non-core, non-gold assets of Normandy, provided appropriate prices can be obtained and appropriate contractual terms can be negotiated.

  11.3 INTENTIONS UPON GAINING CONTROL BUT LESS THAN 90% OF NORMANDY

   If we gain control of Normandy but are not entitled to acquire compulsorily the outstanding ordinary shares of Normandy (including shares represented by Normandy ADSs), then we currently intend to:

   (a) subject to the Corporations Act and the constitution of Normandy, reconstitute the board of directors of Normandy to reflect our majority ownership interest in Normandy. Replacement board members have not yet been identified and their number and identity will depend on the circumstances at the relevant time;

   (b) subject to the ASX Listing Rules and the TSE Listing Rules, request that the board of directors of Normandy review whether ordinary shares of Normandy should continue to be listed on the ASX and whether the Normandy ADSs should continue to be listed on the TSE; and

   (c) to the extent possible, implement the intentions outlined above, which are consistent with Newmont gaining control of Normandy.

   We would only make decisions on these courses of action following receipt of legal, taxation and financial advice and our intentions must be read as subject to the legal obligation of the Normandy board of directors to comply with all legal and regulatory requirements and their fiduciary and statutory duties.

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

  11.4 EFFECTS OF THE OFFER ON THE MARKET FOR ORDINARY SHARES OF NORMANDY AND NORMANDY ADSS

   After the completion of the offer, in addition to the possible effects outlined in sections 11.2 and 11.3, the number of Normandy shareholders or Normandy ADS holders and the number of ordinary shares of Normandy or Normandy ADSs remaining in public circulation may be reduced to a level that there will be a less active trading market for ordinary shares of Normandy or Normandy ADSs. This may adversely affect the market price of remaining ordinary shares of Normandy or Normandy ADSs.

  11.5 BUSINESS, ASSETS AND EMPLOYEES

   Other than as set out in this section 11, it is our present intention:


   (a) to continue the business of Normandy;

   (b) not to make any major changes to the business of Normandy and not to re-deploy any of the fixed assets of Normandy; and

   (c) to maintain the employment of substantially all of Normandy's existing employees.

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


15 ADDITIONAL INFORMATION

  15.1 SECURITY STRUCTURE OF NORMANDY

   To our knowledge, as at November 30, 2001, Normandy has on issue the following securities:

  .  2,232,768,401 ordinary shares of Normandy; and

  .  21,544,057 Normandy options.

   Franco-Nevada and one of its subsidiaries, which together own 446,100,000 ordinary shares of Normandy, representing 19.79% of the ordinary shares of Normandy, calculated on a fully-diluted basis, have granted to us the right, exercisable at our discretion, to acquire their block of ordinary shares of Normandy at the exchange ratio of our bid for Normandy. Consequently, immediately before the lodgment of this offer document with ASIC on December 20, 2001, we had a relevant interest in 446,100,000 ordinary shares of Normandy. Details of that relevant interest are set out in section 14.2. Delta Acquisition LLC is an associate of Newmont, and thus has voting power in the 446,100,000 Normandy shares. Subject thereto, we did not have a relevant interest in any other ordinary shares of Normandy or Normandy options at that time.

   Our voting power in Normandy is 19.99% (represented by the 446,100,000 ordinary shares of Normandy referred to above) as at the date of this offer document and immediately before the offer will be sent to Normandy shareholders.

  15.2 NORMANDY OPTIONS

   As at November 30, 2001, there were 21,544,057 Normandy options, convertible into 21,597,982 shares, all of which were issued pursuant to the Normandy Executive Share Incentive Plan or the Employee Share Bonus Plan. The offer extends to all ordinary shares of Normandy which are issued prior to the end of the offer period as a result of Normandy options being exercised.

   If at the end of the offer period there are Normandy options which have not been exercised, then, subject to us being permitted to do so under the Corporations Act, we intend to seek to acquire compulsorily, under the provisions of the Corporations Act, any Normandy options which have not been exercised.

  15.3 NORMANDY SECURITIES COVERED BY BID

   Offers will be made under the Australian offer document to all holders of Normandy shares other than those who at the offer date have registered addresses recorded in the Normandy register of members in either the United States or Canada.

   Offers will also extend to Normandy shares which are issued during the period commencing on the offer date and ending at the end of the offer period as a result of the exercise of Normandy options in accordance with their terms.

   Offers will be made under the United States offer document to holders of Normandy shares who, at the offer date, have registered addresses recorded in Normandy's register of members in either the United States or Canada.

   Details of the structure of the offers are provided in section 5.

  15.4 SOURCES OF CONSIDERATION

      (a) Cash Consideration

   The consideration for the acquisition of the Normandy shares to which the offers relate will be satisfied in part by the payment of cash.


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

   Assuming that all Normandy options are exercised prior to the commencement of or during the offer period, and acceptances are received in respect of such Normandy shares, the total amount of cash that we may become obliged to pay to offerees under the offers is approximately A$1,127,440,000.

   The cash consideration for the offers referred to above and funds to satisfy our other obligations relating to the offers will be provided under a loan facility which Delta Acquisition LLC has entered into with Newmont (the "Delta Facility"). Delta Acquisition LLC is an indirect wholly owned subsidiary of Newmont. The terms of the Delta Facility are set out in a letter of offer from Newmont dated December 18, 2001 (varied on January 2, 2002) which has been accepted by Delta Acquisition LLC. The terms of the Delta Facility are as follows:

  .  the amount of the Delta Facility is A$1,127,440,000;

  . the funds provided under the Delta Facility are for the purpose of acquiring the Normandy shares under the offer and paying transaction costs associated with the offer;

  . the basic terms (such as events of default and interest payable) of the Delta Facility are identical to the terms of the Revolving Credit Facilities described below;

  .  the Delta Facility is unsecured; and

  . there are no conditions precedent which need to be satisfied by Delta Acquisition LLC to draw-down under the Delta Facility.

The funds which are to be advanced by Newmont under the Delta Facility will be provided under banking facilities (the "Revolving Credit Facilities") which Newmont has entered into with the Chase Manhattan Bank, as agent. The terms of the Revolving Credit Facilities are set out in two agreements, dated as of October 10, 2001. The terms of the Revolving Credit Facilities are as follows:

  . The amount of the Revolving Credit Facility is US$600,000,000 (US$400,000,000 under the 5 year revolving credit facility and US$200,000,000 under a 364 Day Facility).

  . The funds provided under the Revolving Credit Facilities are for general corporate purposes.

  . Interest rates under the facility are variable, can be fixed for up to six months at Newmont's option and are subject to adjustment if changes in Newmont's long term credit rating occur.

  . The Revolving Credit Facilities are unsecured. Under the terms of the Revolving Credit Facilities, there is a negative pledge of the assets of Newmont as well as two financial covenants: Net debt/capitalization may not exceed 62.5% and the ratio of Net debt/EBITDA may not exceed 4.0 to
     1.0. There are also limitations on Newmont undergoing fundamental business changes and incurring liens.

  . There are no conditions precedent that need to be satisfied by Newmont for it to draw-down under the Revolving Credit Facilities.

  . The events of default are customary events of default for facilities of this nature, including failure to make repayments of principal and interest, failure to comply with covenants and insolvency proceedings.

  . The representations and warranties to be given on draw-down are the usual form of representations and warranties, such as valid incorporation and the absence of default.

  .  The Revolving Credit Facilities are undrawn.

   (b) Shares

   We have agreed to issue or procure the issue of sufficient shares of our common stock to satisfy the consideration payable to Normandy shareholders.

                                      160